The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171151

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2011
PRELIMINARY PROSPECTUS SUPPLEMENT

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 7, 2011)
11,250,000 Shares

Common Stock

The selling stockholders identified in this prospectus supplement are offering 11,250,000 shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold in this offering.

Our common stock is listed on the New York Stock Exchange under the symbol “MGI.” The last reported sales price of our common stock on November 11, 2011 was $2.87 per share. On November 14, 2011, we effected a one-for-eight reverse stock split of our issued and outstanding common stock and a corresponding decrease in our authorized shares of common stock. Giving effect to such reverse stock split, the last reported sales price of our common stock on November 11, 2011 would have been $22.96 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-5.

		Underwriting	Proceeds to
	Price to	Discounts and	Selling
	Public	Commissions	Stockholders

Per Share	$	$	$
Total	$	$	$

The selling stockholders have granted to the underwriters an option to purchase up to an additional 1,687,500 shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about          , 2011.

Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.	BofA Merrill Lynch

J.P. Morgan		Wells Fargo Securities

Co-Managers

William Blair & Company	Morgan Keegan	Piper Jaffray

The date of this prospectus supplement is          , 2011.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This prospectus supplement provides you with specific information about the shares of our common stock that the selling stockholders are selling in this offering and about the offering itself, and the accompanying prospectus provides more general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. If information in this prospectus supplement or any related free writing prospectus is inconsistent with information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement or the related free writing prospectus.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before investing in any shares of our common stock, you should carefully read this prospectus supplement, any free writing prospectus related to this offering and the accompanying prospectus, together with the additional information incorporated by reference described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.” All references in this prospectus supplement to “MoneyGram,” “we,” “us,” “our” and “our company” are to MoneyGram International, Inc. and not to our consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. All references in this prospectus supplement to “$,” “U.S. Dollars” and “dollars” are to United States dollars.

On November 14, 2011, we effected a one-for-eight reverse stock split of our issued and outstanding common stock and a corresponding decrease in our authorized shares of common stock to a total of 162.5 million shares (the “Reverse Stock Split”). Unless otherwise indicated, all share numbers, including the number of shares offered in this offering, and per share data in this prospectus supplement have been adjusted to reflect the impact of the Reverse Stock Split.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, any related free writing prospectus and the accompanying prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement, the accompany prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, any related free writing prospectus, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe” or similar expressions are intended to identify some of the forward-looking statements. Because forward-looking statements relate to the future, they involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements due to, among other things, the risks and uncertainties described in this prospectus supplement, in “Risk Factors” in the accompanying prospectus, in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011. You are therefore cautioned against relying on any of these forward-looking statements. These forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as required by federal securities law.

S-ii

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. Before deciding whether to invest in our common stock, you should read carefully this entire prospectus supplement, the accompanying prospectus, the information incorporated by reference herein and therein and any free writing prospectus relating to this offering. You should pay special attention to the “Risk Factors” sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in our common stock is appropriate for you.

The Company

MoneyGram is a leading global payment services company. Our major products include global money transfers, bill payment services and financial paper products. We help people and businesses by providing affordable, reliable and convenient payment services.

The MoneyGram® brand is recognized throughout the world. We offer more choices and more control for people separated from friends and family by distance or those with limited bank relationships to meet their financial needs. Our services enable consumers throughout the world to transfer money and pay bills, helping them meet the financial demands of their daily lives. Our bill payment services also help businesses operate more efficiently and cost-effectively. Our money transfer services are available at approximately 256,000 agent locations in approximately 190 countries and territories.

Recent Developments

Reverse Stock Split.  On November 14, 2011, we effected a one-for-eight reverse stock split of our issued and outstanding common stock and a corresponding decrease in our authorized shares of common stock to a total of 162.5 million shares (the “Reverse Stock Split”). Unless otherwise indicated, all share numbers, including the number of shares offered in this offering, and per share data in this prospectus supplement reflect or have been adjusted to reflect the impact of the Reverse Stock Split.

Redemption of the Second Lien Notes.  We intend to make a partial redemption (the “Note Redemption”) of the 13.25% Senior Secured Second Lien Notes due 2018 (the “Second Lien Notes”) issued by our wholly-owned subsidiary, MoneyGram Payment Systems Worldwide, Inc. (“Worldwide”), and held by affiliates of Goldman, Sachs & Co. (“Goldman”) immediately after the consummation of this offering. The Note Redemption will be made for an aggregate principal amount of $175.0 million, and will be at a redemption price equal to 113.25% of the aggregate principal amount of the Second Lien Notes so redeemed, plus accrued and unpaid interest thereon. We will finance the Note Redemption with up to $150.0 million to be borrowed under Worldwide’s new incremental term loan credit facility expected to be provided under our existing senior secured credit facility and available cash. See “Capitalization” for more information.

Effect of Offering on Bank Holding Company Controlled Subsidiary Status.  We have been informed by Goldman that MoneyGram is deemed a controlled subsidiary of a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), as a result of Goldman’s status as a bank holding company and its affiliates’ equity interest in us. Affiliates of Goldman beneficially own all of our issued and outstanding shares of Series D Participating Convertible Preferred Stock, par value $0.01 per share (our “Series D Preferred Stock”). Although our Series D Preferred Stock is not convertible into common stock while beneficially owned by affiliates of Goldman, our Series D Preferred Stock may be sold or transferred to a third party and, if sold or transferred in a Widely Dispersed Offering (as defined in the Amended and Restated Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock in MoneyGram International, Inc.) such as this offering, our Series D Preferred Stock will convert into common stock. Affiliates of Goldman also hold $500.0 million in aggregate principal amount of the Second Lien Notes. Companies that are deemed to be subsidiaries of a bank holding company are subject to the

BHCA, and are thus subject to reporting requirements of, and examination and supervision by, the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

Assuming no exercise of the underwriters’ option, 60,000 shares of our Series D Preferred Stock beneficially owned by affiliates of Goldman will be sold in connection with this offering and therefore convert into 7,500,000 shares of common stock. Following the consummation of this offering and the Note Redemption, affiliates of Goldman will continue to hold 113,189.5678 shares of our Series D Preferred Stock and $325.0 million aggregate principal amount of Second Lien Notes. Goldman has informed us that, based on discussions it has had with the staff of the Federal Reserve, it expects that, following the consummation of this offering (assuming all shares proposed to be sold in this offering by affiliates of Goldman are sold) and the Note Redemption, MoneyGram will no longer be deemed a controlled subsidiary of Goldman for purposes of the BHCA.

Employee Equity Grants.  Prior to the closing of the offering, we intend to make awards of stock options and restricted stock units to key executives and managers under the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended. The grants would be made pursuant to an updated longer-term incentive program that provides for annual grants of time-based and performance-based equity grants for key employees. We anticipate that the grants would not exceed an aggregate of 450,000 shares of our common stock. The terms of the awards, and the actual grants made to employees, remain subject to review and approval by our Human Resources and Nominating Committee.

Corporate Information

Our principal executive offices are located at 2828 N. Harwood Street, Suite 1500, Dallas, Texas 75201, and our telephone number is (214) 999-7552. Our website address is www.moneygram.com. The information on our website is not incorporated by reference into or otherwise made a part of this prospectus supplement.

The Offering

Common stock offered by the selling stockholders	11,250,000 shares

Underwriters’ option to purchase additional shares	1,687,500 shares

Common stock outstanding as of November 10, 2011(2)	Common stock outstanding	49,841,017
	Common stock issuable upon conversion of our outstanding Series D Preferred Stock	21,648,692
	Common stock, as converted	71,489,709
Common stock outstanding immediately after this offering(2)	Common stock outstanding	57,341,017
	Common stock issuable upon conversion of our outstanding Series D Preferred Stock	14,148,692
	Common stock, as converted	71,489,709

If the underwriters exercise their option to purchase 1,687,500 additional shares from the selling stockholders:
	Common stock outstanding	58,184,767
	Common stock issuable upon conversion of our outstanding Series D Preferred Stock	13,304,942
	Common stock, as converted	71,489,709

Use of proceeds	We will not receive any proceeds from the sale of our common stock in this offering.

Risk factors	Before deciding to invest in our common stock, you should carefully read the “Risk Factors” section of this prospectus supplement on page S-5 and consider the risks factors set forth in “Risk Factors” on pages 3 and 4 in the accompanying prospectus, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and the information in “Item 1. Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2010. In addition, you should carefully consider the information set forth in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in “‘Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and the cautionary notes regarding forward-looking statements included or incorporated by reference herein or therein.

Conflicts of interest	Affiliates of Goldman, a participating underwriter in this offering, are selling stockholders and will receive more than 5% of the proceeds from this offering. Affiliates of Goldman hold more than 10% of our outstanding preferred stock. Because of the foregoing, a “conflict of interest” is deemed to exist within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the applicable provisions and exemptions of FINRA Rule 5121.

New York Stock Exchange symbol	MGI

(2)	Excludes the following:

•	5,215,932 shares of our common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $24.12 (adjusted for the Reverse Stock Split) per share as of November 10, 2011;

•	20,892 shares of our common stock reserved for issuance upon the vesting of outstanding restricted stock units as of November 10, 2011; and

•	1,771,602 additional shares of our common stock reserved for future issuance under our equity incentive plans as of November 10, 2011.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider all the information set forth in this prospectus supplement and the accompanying prospectus, the information incorporated by reference herein and therein, and the information set forth in any free writing prospectus relating to this offering before deciding to invest in our common stock. In particular, we urge you to consider carefully the risk factors set forth in “Risk Factors” in the accompanying prospectus on pages 3 and 4, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and the information in “Item 1. Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2010. You should also carefully consider the information set forth in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and the cautionary notes regarding forward-looking statements included or incorporated by reference herein or therein.

USE OF PROCEEDS

All of the securities covered by this prospectus supplement are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the sale of shares in this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “MGI.” The following table sets forth, for the periods presented, the high and low sales price per share of common stock as reported on the NYSE (adjusted for the Reverse Stock Split).

	High	Low

Fiscal Year Ending December 31, 2011
First Quarter	$27.44	$19.44
Second Quarter	$33.12	$25.12
Third Quarter	$29.28	$16.72
Fourth Quarter (through November 11, 2011)	$23.04	$15.92
Fiscal Year Ending December 31, 2010
First Quarter	$31.28	$20.24
Second Quarter	$32.08	$18.72
Third Quarter	$23.20	$15.92
Fourth Quarter	$23.52	$18.00
Fiscal Year Ending December 31, 2009
First Quarter	$12.96	$7.68
Second Quarter	$16.64	$8.64
Third Quarter	$27.44	$14.00
Fourth Quarter	$26.80	$17.12

The last reported sales price of our common stock as reported on the NYSE on November 11, 2011 was $22.96 (adjusted for the Reverse Stock Split). As of November 10, 2011, there were approximately 12,981 holders of our common stock.

We did not pay any cash dividends on our common stock in 2009 or 2010 or thus far in 2011, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. The terms of our debt agreements contain restrictions on our ability to declare or pay cash dividends or distributions on our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2011:

•	on an actual basis (after giving effect to the Reverse Stock Split); and

•	on an as adjusted basis to reflect the completion of this offering (assuming no exercise of the underwriters’ option to purchase 1,687,500 additional shares from the selling stockholders) and the Note Redemption.

You should read the following table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and the consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2011
	Actual	As Adjusted
	(In thousands)

Cash and cash equivalents (substantially restricted)	$2,583,475	$

Debt
Senior secured credit facility, net of unamortized discount, due 2017	$339,199	$
Senior revolving credit facility due 2016	—
Second lien notes due 2018	500,000

Total debt	$839,199	$

Stockholders’ Deficit
Participating Convertible Preferred Stock — Series D, $0.01 par value, 200,000 shares authorized (actual and as adjusted), 173,189 shares issued (actual) and 113,189 shares issued (as adjusted)	446,925		292,092
Common Stock, $0.01 par value, 162,500,000 shares authorized (actual and as adjusted), 50,394,663 shares issued (actual) and 57,894,663 shares issued (as adjusted)	543		618
Additional paid-in capital	818,630		973,389
Retained loss	(1,219,666)		(1,219,666)
Accumulated and other comprehensive loss	(27,257)		(27,257)
Treasury stock, 4,429,167 shares (actual and as adjusted)	(127,335)		(127,335)

Total stockholders’ deficit	(108,160)		(108,160)

Total Capitalization	$731,039	$

SELLING STOCKHOLDERS

The table below sets forth, as of November 10, 2011, the following information regarding the selling stockholders:

•	the number and percentage of total outstanding shares of our common stock and our Series D Preferred Stock beneficially owned by the selling stockholders prior to this offering;

•	the number of shares of our common stock to be offered by the selling stockholders (includes shares of our common stock issued upon the conversion of shares of our Series D Preferred Stock held by affiliates of Goldman as described below) in this offering; and

•	the number and percentage of total outstanding shares of our common stock and our Series D Preferred Stock to be beneficially owned by the selling stockholders immediately after completion of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power. The percentage of beneficial ownership set forth below is based on 49,841,017 shares of common stock and 173,189.5678 shares of our Series D Preferred Stock outstanding on November 10, 2011.

At the closing of this offering, 60,000 shares of Series D Preferred Stock held by affiliates of Goldman will be converted to 7,500,000 shares of our common stock in compliance with the relevant provisions of Section 5 of the Amended and Restated Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock in MoneyGram International, Inc. (or if the underwriters exercise their option to purchase 1,687,500 shares from the selling stockholders, 66,750 shares of such Series D Preferred Stock will be converted to 8,343,750 shares of our common stock).

	Shares Beneficially Owned
	Prior to Offering
							% of		Shares of
		%		Series D		%	Common		Common		Underwriters’
	Common	Common		Preferred		Series D	Stock,		Stock		Option
Selling Stockholder	Stock	Stock		Stock		Preferred Stock	As Converted		Offered		Shares

Thomas H. Lee Equity Fund VI, L.P.(1)(2)(3)(4)	21,220,202	42.6		—		—	29.7		2,023,532		455,295
Thomas H. Lee Parallel Fund VI, L.P.(1)(2)(4)	14,369,192	28.8		—		—	20.1		1,370,229		308,301
Thomas H. Lee Parallel (DT) Fund VI, L.P.(1)(2)(4)	2,510,009	5.0		—		—	3.5		239,352		53,854
Putnam Investments Employees’ Securities Company III LLC(4)(5)(6)	108,261		*	—		—		*	10,324		2,323
Great-West Investors, L.P.(4)(5)(7)	108,303		*	—		—		*	10,328		2,324
THL Equity Fund VI Investors (MoneyGram), LLC(1)(2)(4)	79,444		*	—		—		*	7,576		1,705
THL Operating Partners, L.P.(1)(2)(4)	74,678		*	—		—		*	7,121		1,602
THL Coinvestment Partners, L.P.(1)(2)(4)	60,614		*	—		—		*	5,780		1,301
SPCP Group, LLC(2)(8)	794,447	1.6		—		—	1.1		75,758		17,045
The Goldman Sachs Group, Inc.(9)(10)(11)	2,811		*	173,189.5678	(12)	100.0	30.3	(12)	7,500,000	(13)	843,750	(13)

	Shares Beneficially Owned After Offering
	No Exercise of Underwriters’ Option							Full Exercise of Underwriters’ Option
						% of							% of
					%	Common						%	Common
		%	Series D		Series D	Stock,			%	Series D		Series D	Stock,
	Common	Common	Preferred		Preferred	As		Common	Common	Preferred		Preferred	As
Selling Stockholder	Stock	Stock	Stock		Stock	Converted		Stock	Stock	Stock		Stock	Converted

Thomas H. Lee Equity Fund VI, L.P.(1)(2)(3)(4)	19,196,670	33.5	—		—	26.9		18,741,375	32.2	—		—	26.2
Thomas H. Lee Parallel Fund VI, L.P.(1)(2)(4)	12,998,963	22.7	—		—	18.2		12,690,662	21.8	—		—	17.8
Thomas H. Lee Parallel (DT) Fund VI, L.P.(1)(2)(4)	2,270,657	4.0	—		—	3.2		2,216,803	3.8	—		—	3.1
Putnam Investments Employees’ Securities Company III LLC(4)(5)(6)	97,937	*	—		—	*		95,614	*	—		—	*
Great-West Investors, L.P.(4)(5)(7)	97,975	*	—		—	*		95,651	*	—		—	*
THL Equity Fund VI Investors (MoneyGram), LLC(1)(2)(4)	71,868	*	—		—	*		70,163	*	—		—	*
THL Operating Partners, L.P.(1)(2)(4)	67,557	*	—		—	*		65,955	*	—		—	*
THL Coinvestment Partners, L.P.(1)(2)(4)	54,834	*	—		—	*		53,533	*	—		—	*
SPCP Group, LLC(2)(8)	718,689	1.3	—		—	1.0		701,644	1.2	—		—	1.0
The Goldman Sachs Group, Inc.(9)(10)	2,811	*	113,189.5678	(12)	100.0	19.8	(12)	2,811	*	106,439.5678	(12)	100.0	18.6	(12)

*	Less than 1%.

(1)	The address is 100 Federal Street, Boston, MA 02110.

(2)	Principally engaged in the business of investing in securities.

(3)	In addition to stock owned directly and of record by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Equity Fund VI, L.P. may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 794,447 shares of our common stock pre-offering, and 718,689 and 701,644 shares of our common stock, post-offering assuming no exercise or full exercise of the underwriters’ option, respectively, of which SPCP Group, LLC is the beneficial owner. Thomas H. Lee Equity Fund VI, L.P. disclaims beneficial ownership of such shares.

(4)	The general partner of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Equity Fund VI Investors (MoneyGram), LLC (collectively, the “THL Funds”) is THL Equity Advisors VI, LLC, whose sole member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC (collectively, the “THL Advisors”). Shares held by the THL Funds may be deemed to be beneficially owned by the THL Advisors. The general partner of THL Operating Partners, L.P. and THL Coinvestment Partners, L.P. (the “THL Co-Invest Funds”) is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. The THL Advisors disclaim any beneficial ownership of any shares held by the THL Funds and the THL Co-Invest Funds. Putnam Investment Holdings, LLC (“Putnam Holdings”) is the managing member of Putnam Investments Employees’ Securities Company III LLC (“Putnam Fund”). Putnam Holdings disclaims any beneficial ownership of any shares held by the Putnam Fund. Putnam Investments LLC, the managing member of Putnam Holdings, disclaims beneficial ownership of any shares held by the Putnam Fund. The Putnam Fund, Great-West Investors, L.P. and the THL Co-Invest Funds are contractually obligated to co-invest (and dispose of securities) alongside the THL Funds on a pro rata basis. Voting and investment control over securities that the THL Funds own are acted upon by majority vote of the members of a ten-member committee, the members of which are Todd M. Abbrecht, Charles A. Brizius, Anthony J. DiNovi, Thomas M. Hagerty, Scott L. Jaeckel, Seth W. Lawry, Soren L. Oberg, Scott A. Schoen, Scott M. Sperling and Kent R. Weldon, each of whom disclaims beneficial ownership of the shares of common stock included in the table.

(5)	Principally engaged in the business of investment management.

(6)	The address is One Post Office Square, Boston, MA 02109.

(7)	The address is 8515 East Orchard Road, Greenwood Village, CO 80111. In addition to the stock owned directly and of record by Great-West Investors, L.P., Great-West Investors, L.P. may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 108,261 shares of our common stock pre-offering, and 97,937 and 95,614 shares of our common stock post-offering, assuming no exercise or full exercise of the underwriters’ option, respectively, of which the Putnam Fund is the beneficial owner. Great-West Investors, L.P. disclaims beneficial ownership of such shares.

(8)	The address is Two Greenwich Plaza, First Floor, Greenwich, CT 06830. SPCP Group, LLC may be deemed to share voting and dispositive power with affiliates of Thomas H. Lee Partners, L.P. over the stock of which SPCP Group, LLC is the beneficial owner.

(9)	The address of the Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

(10)	Encompasses the following: The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co., GSCP VI Advisors, L.L.C. (“GSCP Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP Offshore Advisors”), GS Advisors VI, L.L.C. (“GS Advisors”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), GS Mezzanine Partners V Onshore Fund, L.L.C. (“GS Mezzanine Onshore GP”), GS Mezzanine Partners V Institutional Fund, L.L.C. (“GS Mezzanine Institutional GP”), GS Mezzanine Partners V Offshore Fund, L.L.C. (“GS Mezzanine Offshore GP”), GS Mezzanine Partners V Onshore Fund, L.L.C. (“GS Mezzanine Onshore GP”), GS Mezzanine Partners V Institutional Fund, L.L.C. (“GS Mezzanine Institutional GP”), GS Mezzanine Partners V Offshore Fund, L.L.C. (“GS Mezzanine Offshore GP”), GS Mezzanine Partners V Onshore Fund, L.P. (“GS Mezzanine Onshore”), GS Mezzanine Partners V Institutional Fund, L.P. (“GS Mezzanine Institutional”), GS Mezzanine Partners V Offshore Fund, L.P. (“GS Mezzanine Offshore”), GSMP V Onshore US, Ltd. (“GSMP Onshore”), GSMP V Institutional US, Ltd. (“GSMP Institutional”), and GSMP V Offshore US, Ltd. (“GSMP Offshore” and, together with the foregoing entities, the “Goldman Entities”).

GS Group is a Delaware corporation and bank holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading global investment banking securities and investment management firm. Goldman, Sachs & Co., a New York limited partnership, is an investment banking firm and a member of the NYSE and other national exchanges. Goldman, Sachs & Co. also serves as the manager for GSCP Advisors, GSCP Offshore Advisors, GS Advisors, GS Mezzanine Onshore GP, GS Mezzanine Institutional GP and GS Mezzanine Offshore GP and the investment manager for GS Capital, GS Offshore, GS Germany and GS Parallel. Goldman, Sachs & Co. is wholly-owned, directly and indirectly, by GS Group. GSCP Advisors, a Delaware limited liability company, is the sole general partner of GS Capital. GSCP Offshore Advisors, a Delaware limited liability company, is the sole general partner of GS Offshore. GS Advisors, a Delaware limited liability company, is the sole general partner of GS Parallel. GS GmbH, a German company with limited liability, is the sole general partner of GS Germany. Each of GS Capital, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, GS Germany, a German limited partnership, and GS Parallel, a Delaware limited partnership, was formed for the purpose of investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component. GS Mezzanine Onshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Onshore. GS Mezzanine Institutional GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Institutional. GS Mezzanine Offshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Offshore. GS Mezzanine Onshore, a Delaware limited partnership, is the sole shareholder of GSMP Onshore. GS Mezzanine Institutional, a Delaware limited partnership, is the sole shareholder of GSMP Institutional. GS Mezzanine Offshore, a Delaware limited partnership, is the sole shareholder of GSMP Offshore. Each of GSMP Onshore, GSMP Institutional, and GSMP Offshore, an exempted company incorporated in the Cayman Islands with limited liability, was formed for the purpose of investing in fixed income securities, equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments.

(11)	Prior to this offering of the shares of our common stock and our Series D Preferred Stock beneficially owned by GS Group (and assuming conversion of the shares of the Series D Preferred Stock), GS Group has shared voting and dispositive power over 21,651,503 shares of our common stock; Goldman, Sachs & Co. has shared voting and dispositive power over 21,055,668 shares of our common stock; GSCP Advisors has shared voting and dispositive power over 7,861,823 shares of our common stock; GSCP Offshore Advisors has shared voting and dispositive power over 6,539,188 shares of our common stock; GS Advisors has shared voting and dispositive power over 2,161,867 shares of our common stock; GS GmbH has shared voting and dispositive power over 279,409 shares of our common stock; GS Capital has shared voting and dispositive power over 7,861,823 shares of our common stock; GS Offshore has shared voting and dispositive power over 6,539,188 shares of our common stock; GS Germany has shared voting and dispositive power over 279,409 shares of our common stock; GS Parallel has shared voting and dispositive power over 2,161,867 shares of our common stock; GS Mezzanine Offshore GP has shared voting power and dispositive power over 2,428,034 shares of our common stock; GS Mezzanine Institutional GP has shared voting and dispositive power over 157,536 shares of our common stock; GS Mezzanine Onshore GP has shared voting and dispositive power over 1,625,000 shares of our common stock; GS Mezzanine Offshore has shared voting and dispositive power over 2,428,034 shares of our common stock; GS Mezzanine Institutional has shared voting and dispositive power over 157,536 shares of our common stock; GS Mezzanine Onshore has shared voting and dispositive power over 1,625,000 shares of our common stock; GSMP Offshore has shared voting and dispositive power over 2,428,034 shares of our common stock; GSMP Institutional has shared voting and dispositive power over 157,536 shares of our common stock; and GSMP Onshore has shared voting and dispositive power over 1,625,000 shares of our common stock.

The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities. Additionally, Goldman, Sachs & Co. or another broker dealer subsidiary of GS Group may, from time to time, hold shares of common stock acquired in ordinary course trading activities.

(12)	The 173,189.5678 shares of our Series D Preferred Stock outstanding as of November 10, 2011 are immediately convertible into 21,648,692 shares of common stock by a holder, other than the Goldman Sachs Group, Inc. or its affiliates, that receives such shares by means of (i) a widespread public distribution, (ii) a transfer to an underwriter for the purpose of conducting a widespread public distribution, (iii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of MoneyGram, or (iv) a transfer to a transferee that would control more than 50% of the voting securities of MoneyGram without any transfer from such transferor or its affiliates, as applicable (each of (i) — (iv), a “Widely Dispersed Offering”). Our Series D Preferred Stock is generally non-voting while held by the Goldman Entities or their affiliates and while held by any holder who receives such shares by means other than a Widely Dispersed Offering except for the right of such holders to vote on specific actions described in the Amended and Restated Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock.

(13)	Consists of shares of common stock issued upon the automatic conversion of shares of our Series D Preferred Stock in connection with this offering pursuant to the terms of our Series D Preferred Stock.

For information about certain material relationships between us and the selling stockholders, see the documents incorporated by reference herein, including the information set forth under the heading “Transactions with Related Persons” in our definitive proxy statement for our 2011 annual meeting of stockholders. In addition, in July 2011, our wholly-owned subsidiary, MoneyGram Payment Systems, Inc., entered into an agreement with West Interactive Corporation (“West Interactive”), a subsidiary of West Corporation, pursuant to which West Interactive has agreed to provide infrastructure services for our global customer contact centers. Affiliates of Thomas H. Lee Partners, L.P. own more than 50% of West Corporation’s outstanding equity interests and have three representatives on West Corporation’s board of directors.

DESCRIPTION OF COMMON STOCK

This section summarizes the general terms of our common stock. The following description is only a summary and does not purport to be complete and is qualified by reference to our Amended and Restated Certificate of Incorporation, as amended (our “certificate of incorporation”), and bylaws. Our certificate of incorporation and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. See “Where You Can Find More Information” and “Documents Incorporated by Reference” for information on how to obtain copies.

General

Our certificate of incorporation currently authorizes the issuance of two classes of shares:

•	common stock, par value $0.01 per share (162,500,000 shares authorized after giving effect to the Reverse Stock Split), and

•	preferred stock, par value $0.01 per share (7,000,000 shares authorized).

As of November 10, 2011, there were 49,841,017 shares of our common stock outstanding (giving effect to the Reverse Stock Split).

Our board of directors is authorized to provide for the issue, from time to time, of preferred stock in series and, as to each series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of those shares and the qualifications, limitations and restrictions of those shares. As a result, our board of directors could, without stockholder approval, authorize the issuance of preferred stock with dividend, redemption or conversion provisions that could have an adverse effect on the availability of earnings for distribution to the holders of our common stock, or with voting, conversion or other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock. See “Description of Preferred Stock.”

Our common stock is not entitled to any conversion or redemption rights. Holders of our common stock do not have any preemptive right or other subscription rights to subscribe for additional securities we may issue. Our outstanding common stock is, and any newly issued common stock will be, fully paid and non-assessable. The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Dividend Rights

Subject to the prior dividend rights of the holders of any preferred stock and the other limitations set forth in the following paragraph, dividends may be declared by our board of directors and paid from time to time on outstanding shares of our common stock from any funds legally available therefor.

We and our subsidiaries are parties to agreements pursuant to which we borrow money, and certain covenants in these agreements limit our ability to pay dividends or other distributions with respect to our common stock or to repurchase common stock. In addition, we and our subsidiaries may become parties to future agreements that contain such restrictions.

Voting Rights

The holders of our common stock have voting rights and are entitled to one vote for each share held. There are no cumulative voting rights.

Liquidation Rights

Upon any liquidation, dissolution or winding up of our company, the holders of our common stock shall be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

•	subject to the rights of holders of any series or class of stock as set forth in our certificate of incorporation, our board of directors fixes the size of the board of directors within certain limits, may create new directorships and may appoint new directors to serve until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. The board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on the board of directors occurring for any reason for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified;

•	our board of directors may issue preferred stock without any vote or further action by the stockholders;

•	subject to the rights of holders of any series or class of stock as set forth in our certificate of incorporation, special meetings of stockholders may be called only by our chairman or board of directors, and not by our stockholders;

•	our board of directors may adopt, amend, alter or repeal the bylaws without a vote of the stockholders;

•	subject to the rights of holders of any series or class of stock as set forth in our certificate of incorporation, all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting;

•	we have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, which generally require that stockholder proposals and nominations be provided to us between 90 and 120 days before the anniversary of our last annual meeting in order to be properly brought before a stockholder meeting; and

•	certain business combinations with an “interested stockholder” (defined in our certificate of incorporation as a holder of 10% or more of our outstanding voting stock) must be approved by holders of 66 2/3% of the voting power of shares not owned by the interested stockholder, unless the business combination is approved by certain “continuing directors” (as defined in our certificate of incorporation) or meets certain requirements regarding price and procedure.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of MoneyGram to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers and shares held by certain employee stock plans; and

•	the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a stockholder meeting, and not by written consent.

However, this business combination prohibition may be negated by certain actions, including pursuant to the following:

•	if we, with the support of a majority of our continuing directors, propose at any time another merger or sale or do not oppose another tender offer for at least 50% of our shares, the interested stockholder is released from the three-year prohibition and free to compete with that other transaction;

•	our stockholders may choose to amend our certificate of incorporation to opt out of Section 203 of the Delaware General Corporation Law at any time by a vote of at least a majority of our outstanding voting power, provided that, the amendment to opt out of Section 203 will not be effective until 12 months after the adoption of such amendment.

Under Section 203 of the Delaware General Corporation Law, a business combination generally includes a merger, asset or stock sale, loan, substantial issuance of stock, plan of liquidation, reincorporation or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

DESCRIPTION OF PREFERRED STOCK

General

Under our certificate of incorporation, our board of directors has the authority to issue up to 7,000,000 shares of preferred stock in one or more series and to determine the rights, preferences, privileges and restrictions of the preferred stock. The rights, preferences, privileges and restrictions on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. We have designated 200,000 shares of preferred stock as Series D Preferred Stock. As of November 10, 2011, there were 173,189.5678 shares of our Series D Preferred Stock issued and outstanding.

Series D Preferred Stock

The following is only a summary of the material terms of our Series D Preferred Stock and does not purport to be complete and is qualified by reference to the Amended and Restated Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock of MoneyGram International, Inc. filed with the Secretary of State of the State of Delaware (the “Series D Certificate of Designations”). The Series D Certificate of Designations was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 23, 2011 and is incorporated herein by reference. See “Where You Can Find More Information” and “Documents Incorporated by Reference” for information on how to obtain a copy.

Rank.  Our Series D Preferred Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs, (i) on a parity with our common stock, and (ii) junior to all other class or series of our equity securities that we have issued or will issue that by its terms ranks senior to our Series D Preferred Stock.

Dividends.  The record holders of our Series D Preferred Stock are entitled to participate equally and ratably with the holders of our common stock in all dividends and distributions paid on such shares as if, immediately prior to such payment, each outstanding share of our Series D Preferred Stock were converted into shares of our common stock in the manner described below under “— Series D Preferred Stock — Conversion.” Dividends are payable to record holders of our Series D Preferred Stock as they appear in our records at the close of business on the applicable record date, which is the same day as the record date for the payment of dividends to the holders of shares of our common stock.

Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the record holders of our Series D Preferred Stock will be entitled to be paid out of our assets or proceeds therefore legally available for distribution to our stockholders, subject to the rights of any of our creditors, a liquidation preference equal to the sum of (i) $0.01 per share and (ii) the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted their shares of our Series D Preferred Stock into shares of our common stock in the manner described below under “— Series D Preferred Stock — Conversion.”

After payment of the full amount of the liquidating distributions to which they are entitled, such record holders will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation or other entity will not be deemed to constitute the liquidation, dissolution or winding-up of our affairs.

Redemption.  Our Series D Preferred Stock is not redeemable at either our option or the holder’s option.

Conversion.  Each holder of shares of our Series D Preferred Stock has the right, at such holder’s option and upon providing us with a written notice, to convert any or all of such holder’s shares of our Series D Preferred Stock into fully paid and non-assessable shares of our common stock unless such conversion would result in a number of shares of our common stock to be issued that would exceed the number of shares of our common stock authorized for issuance. The number of shares of our common stock into which each share of the our Series D Preferred Stock is convertible will be determined by multiplying each share of the our Series D Preferred Stock by the conversion ratio, which is 125 (after giving effect to the Reverse Stock Split)

but which is subject to adjustments as discussed below (the “Conversion Ratio”). We will not issue fractional shares of common stock upon conversion; instead, we will pay cash for each fractional share based upon the market price of the common stock on the date of conversion. Notwithstanding the foregoing, shares of our Series D Preferred Stock beneficially owned by affiliates of Goldman are not entitled to convert into our common stock.

In the event we subdivide, combine or reclassify the outstanding shares of our common stock, the Conversion Ratio will be adjusted to the number obtained by multiplying the Conversion Ratio by a fraction, the numerator of which will be the number of shares of our common stock outstanding immediately following such action, and the denominator of which will be the number of shares of our common stock outstanding immediately prior to such action.

Business Combination.  In the event of any reorganization, merger or similar business combination transaction (“Business Combination”) or the reclassification of our common stock, each holder of a share of our Series D Preferred Stock then outstanding will have the right thereafter to exchange such share for the kind and amount of securities, cash and other property, if any, receivable upon the Business Combination or reclassification by a holder of the number of shares of our common stock into which a share of our Series D Preferred Stock would have been convertible immediately prior to the Business Combination or reclassification.

Voting Rights.  In general, the holders of the shares of our Series D Preferred Stock are entitled to vote with the holders of our common stock on an as-converted basis as one class on all matters submitted for a vote of holders of our common stock, except that shares of our Series D Preferred Stock held by affiliates of Goldman are not entitled to vote with the holders of our common stock. Additionally, with respect to an amendment, alteration or repeal of any provision of the Series D Certificate of Designations in a manner that would adversely affect the preferences, rights, privileges and powers of our Series D Preferred Stock, the written consent or affirmative vote by holders of at least a majority of the outstanding shares of our Series D Preferred Stock will be needed.

Listing.  Our Series D Preferred Stock is not listed on any securities exchange.

Miscellaneous

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of our Series D Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of our Series D Preferred Stock then outstanding. Our Series D Preferred Stock converted into our common stock or otherwise reacquired by us will resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and will be available for subsequent issuance.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated          , the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Number of
Shares of Common
Name	Stock

Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
William Blair & Company, L.L.C.
Morgan Keegan & Company, Inc.
Piper Jaffray & Co.

Total	11,250,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $      a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,687,500 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,687,500 shares of common stock.

	No Exercise	Full Exercise

Public offering price	$	$
Underwriting discounts and commissions to be paid by selling stockholders	$	$
Proceeds, before expenses, to selling stockholders	$	$

The estimated offering expenses payable by us are approximately $     . The selling stockholders are paying the underwriting discounts and commissions relating to the shares of common stock they are selling.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock is listed on the NYSE under the symbol “MGI.”

We and all of our directors and executive officers and the selling stockholders have severally agreed that, without the prior written consent of Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	in the case of us, file any registration statement with the SEC relating to the offering of, or, in the case of our directors and executive officers and the selling stockholders, make any demand for, or exercise any right with respect to, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not, subject to certain conditions, apply to:

•	the sale of shares to the underwriters;

•	the exercise by a director or executive officer of MoneyGram or a selling stockholder of an option or warrant outstanding as of the date of this prospectus and the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus, in each case, of which the underwriters have been advised in writing;

•	grants by us of options to purchase shares of common stock and restricted stock units in such amounts and having such terms as disclosed in “Summary — The Company — Recent Developments — Employee Equity Grants;”

•	transfers by a director or executive officer of MoneyGram or a selling stockholder of shares of common stock or any security convertible into common stock as a bona fide gift or distributions by us or a selling stockholder of shares of common stock or any security convertible into common stock to our stockholders or the selling stockholder’s members, limited partners, stockholders or affiliates, respectively;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of shares of common stock;

•	the sale of shares of common stock purchased by a director or executive officer of MoneyGram or a selling stockholder on the open market following this offering; or

•	transfers of shares of common stock or any security convertible into common stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of a director or executive officer of MoneyGram.

The restricted period will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or a material news event relating to us occurs, or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In the event that any shares of common stock held by any selling stockholders are being released from the restrictions set forth above, the other selling stockholders are entitled to a proportionate release from such restrictions for their respective common stock.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We and the selling stockholders have severally agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Merrill Lynch, Pierce, Fenner and Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and certain of their affiliates are agents and/or lenders under our existing senior secured credit facility. Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC or certain of their respective affiliates are bookrunners or arrangers, and certain of their affiliates are lenders, with respect to the new incremental term loan facility to be provided under our existing senior secured credit facility to finance in part the Note Redemption. For more information on our relationship with certain affiliates of Goldman, Sachs & Co., please see “Selling Stockholders” and “ — Conflicts of Interest.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in our securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, MoneyGram, or the shares being sold in the offering have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Conflicts of Interest

Affiliates of Goldman, Sachs & Co., a participating underwriter in this offering, are selling stockholders and will receive more than 5% of the proceeds from this offering. Affiliates of Goldman hold more than 10% of our outstanding preferred stock. Because of the foregoing, a “conflict of interest” is deemed to exist within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the applicable provisions and exemptions of FINRA Rule 5121.

LEGAL MATTERS

The validity of the shares of our common stock being offered will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York, and for the Goldman selling stockholders by Fried, Frank, Harris, Shriver & Jacobson LLP. Weil, Gotshal & Manges LLP has advised the selling stockholders who are affiliates and co-investors of Thomas H. Lee Partners, L.P. in connection with this offering. Cleary Gottlieb Steen & Hamilton LLP has advised the SPCP Group, LLC in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We also make available free of charge on our Internet website at http://www.moneygram.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be relied upon in determining whether to invest in shares of our common stock. Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 16, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 9, 2011, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 3, 2011; and

•	our Current Reports on Form 8-K filed on February 11, 2011, February 23, 2011, March 8, 2011, March 9, 2011 (two Current Reports on Form 8-K filed on such date), April 15, 2011, April 19, 2011, April 21, 2011, April 28, 2011 (excluding any information furnished pursuant to Item 2.02), May 6, 2011, May 17, 2011 (two Current Reports on Form 8-K filed on such date, one of which as amended by Form 8-K/A filed on July 18, 2011), May 18, 2011, May 23, 2011, July 15, 2011, August 17, 2011, September 28, 2011, September 30, 2011, October 25, 2011, November 1, 2011 and November 14, 2011.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, prior to the termination of the offering under this prospectus supplement. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

You can obtain a copy of any documents that are incorporated by reference in this prospectus supplement at no cost by writing or telephoning us at:

Corporate Secretary
MoneyGram International, Inc.
2828 N. Harwood Street, Suite 1500
Dallas, Texas 75201
(214) 999-7552

PROSPECTUS

MoneyGram International, Inc.

568,087,162 Shares of Common Stock
173,190 Shares of Series D Participating Convertible Preferred Stock

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to (a) 568,087,162 shares of our common stock, par value $0.01 per share, consisting of (i) 366,388,463 shares issuable upon conversion of our Series B Participating Convertible Preferred Stock, par value $0.01 per share (the “B Stock”), assuming accrual of dividends on the B Stock through March 25, 2013 (at which date the ability to accrue dividends in lieu of currently paying such dividends in cash expires), and (ii) 201,698,699 shares issuable upon conversion of our Series B-1 Participating Convertible Preferred Stock, par value $0.01 per share (the “B-1 Stock,” and, collectively with the B Stock, the “Series B Stock”) to our Series D Participating Convertible Preferred Stock, par value $0.01 per share (the “Series D Stock”) followed by the subsequent conversion of the Series D Stock, assuming accrual of dividends on the B-1 Stock through March 25, 2013 (at which date the ability to accrue dividends in lieu of currently paying such dividends in cash expires) or (b) assuming a proposed recapitalization (the “Proposed Recapitalization”) pursuant to the Recapitalization Agreement, dated March 7, 2011 and amended May 4, 2011 by Amendment No. 1 to Recapitalization Agreement (the “Recapitalization Agreement”), by and among the Company, certain affiliates and co-investors of Thomas H. Lee Partners, L.P. and certain affiliates of Goldman, Sachs & Co., occurs before June 24, 2011, 487,790,801 shares of our common stock, consisting of (i) 286,438,367 shares to be issued upon the conversion of the B Stock in connection with the Proposed Recapitalization, (ii) 28,162,866 additional shares to be issued in connection with the Proposed Recapitalization, and (iii) 173,189,568 shares issuable upon the conversion of shares of the Series D Stock to be issued in connection with the Proposed Recapitalization (including shares of Series D Stock to be issued upon conversion of the B-1 Stock in connection with the Proposed Recapitalization). This prospectus also relates to the resale from time to time by certain affiliates of Goldman, Sachs & Co. (“Goldman Sachs”) of up to (a) 157,686 shares of the Series D Stock to be issued upon the conversion of the B-1 Stock in connection with the Proposed Recapitalization, assuming the Proposed Recapitalization occurs before June 24, 2011, and (b) 15,504 additional shares of the Series D Stock issuable in connection with the Proposed Recapitalization. The common stock issuable upon the conversion of the B Stock, the common stock issuable upon conversion of the B-1 Stock to the Series D Stock followed by the subsequent conversion of the Series D Stock and the Series D Stock to be issued in connection with the Proposed Recapitalization are collectively referred to in this prospectus as the “securities” or the “offered securities.”

The offered securities are being registered to permit the selling stockholders to sell such securities from time to time through ordinary brokerage transactions or through any other means described in this prospectus. The price at which the selling stockholders may sell the offered securities will be determined by the prevailing market for the offered securities or in negotiated transactions that may be at prices other than prevailing market prices. See “Plan of Distribution” on page 25. We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of securities offered by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “MGI.” The last reported sales price of our common stock on May 12, 2011 was $3.52.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus and the risk factors incorporated herein by reference. You should carefully read and consider these risk factors before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 7, 2011.

All references in this prospectus to “MoneyGram,” “we,” “us,” “our” and “our company” are to MoneyGram International, Inc. and not to our consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the stockholders identified in this prospectus may sell, from time to time, the securities covered by this prospectus in one or more offerings. The securities covered by this prospectus are (i) (a) the shares of common stock issuable upon conversion of the B Stock and upon the conversion of the B-1 Stock into the Series D Stock and the subsequent conversion of the Series D Stock or, alternatively, (b) assuming the Proposed Recapitalization occurs before June 24, 2011, shares of common stock to be issued upon the conversion of the B Stock in connection with the Proposed Recapitalization, additional shares of common stock to be issued in connection with the Proposed Recapitalization, and shares of common stock issuable upon the conversion of shares of the Series D Stock to be issued in connection with the Proposed Recapitalization, and (ii) shares of the Series D Stock to be issued upon the conversion of the B-1 Stock in connection with the Proposed Recapitalization and additional shares of the Series D Stock issuable in connection with the Proposed Recapitalization.

This prospectus provides you with a general description of the securities the selling stockholders may offer. Each time the selling stockholders sell any of these securities, if required, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before you invest.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and any prospectus supplement are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

We also make available free of charge on our Internet website at http://www.moneygram.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 16, 2011;

ii

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;

•	our Current Reports on Form 8-K filed on February 11, 2011, February 23, 2011, March 8, 2011, March 9, 2011, April 15, 2011, April 19, 2011, April 21, 2011, April 28, 2011 and May 6, 2011 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K); and

•	the description of our common stock and preferred share purchase rights contained in our registration statement on Form 10, which we filed with the SEC on December 29, 2003, and any amendment or report filed for the purpose of updating this description.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, after the date of this prospectus and before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes more dated information. Please note that we have not incorporated by reference a description of the B Stock, the B-1 Stock and Series D Stock because such a description was not filed pursuant to Section 12 of the Exchange Act.

You can obtain a copy of any documents that are incorporated by reference in this prospectus or any prospectus supplement at no cost, by writing or telephoning us at:

Corporate Secretary
MoneyGram International, Inc.
2828 N. Harwood Street, Suite 1500
Dallas, Texas 75201
(214)-999-7552

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under the heading “Risk Factors,” and the documents incorporated by reference in this prospectus. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

iii

SUMMARY

MoneyGram is a leading global payment services company. Our major products include global money transfers, bill payment solutions and money orders. We help people and businesses by providing affordable, reliable and convenient payment services.

The MoneyGram® brand is recognized throughout the world. We offer more choices and more control for people separated from friends and family by distance or those with limited bank relationships to meet their financial needs. Our payment services are available at approximately 233,000 agent locations in approximately 190 countries and territories. Our services enable consumers throughout the world to transfer money and pay bills, helping them meet the financial demands of their daily lives. Our payment services also help businesses operate more efficiently and cost-effectively.

On March 25, 2008, we completed a recapitalization pursuant to which we received an infusion of $1.5 billion of gross equity and debt capital. The equity component of the recapitalization consisted of the sale to affiliates and co-investors of Thomas H. Lee Partners, L.P., or collectively THL, and Goldman Sachs in a private placement of 760,000 shares of the B Stock and the B-1 Stock for an aggregate purchase price of $760.0 million. We also paid Goldman Sachs an investment banking advisory fee equal to $7.5 million in the form of 7,500 shares of the B-1 Stock.

Also as part of the recapitalization, our wholly-owned subsidiary, MoneyGram Payment Systems Worldwide, Inc., or Worldwide, issued Goldman Sachs $500.0 million of senior secured second lien notes with a 10-year maturity, or the Notes. We also entered into a senior secured amended and restated credit agreement with JPMorgan Chase Bank, N.A., or JPMorgan, as agent for a group of lenders, bringing the total facility, or the Senior Facility, to $600.0 million. The Senior Facility included $350.0 million in two term loan tranches and a $250.0 million revolving credit facility.

On March 7, 2011, we entered into the Recapitalization Agreement, pursuant to which, subject to the terms and conditions set forth therein, (i) THL will convert all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock, (ii) Goldman Sachs will convert all of the shares of B-1 Stock into shares of Series D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock, (iii) THL will receive approximately 28.2 million additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs will receive approximately 15,504 additional shares of Series D Stock (equivalent to approximately 15.5 million shares of our common stock) and $77.5 million in cash. On May 4, 2011, we entered into an amendment to the Recapitalization Agreement with the Investors to (i) modify the stockholder vote required for approval of the Proposed Recapitalization to be the affirmative vote of a majority of the outstanding shares of our common stock (not including shares held by THL or Goldman Sachs or by any of our executive officers or directors) rather than the majority of such shares present in person or by proxy at the special meeting held to consider and approve, among other things, the Recapitalization Agreement, or the Special Meeting, and (ii) provide that the closing condition with respect to the receipt of the requisite stockholder approvals may not be waived or amended by us or any Investor. The Proposed Recapitalization has been approved unanimously by our board of directors following the recommendation of a special committee of the board of directors comprised of independent and disinterested members of our board of directors, but remains subject to various conditions contained in the Recapitalization Agreement, including the approval of the Proposed Recapitalization by the affirmative vote of a majority of the outstanding shares of our common stock and B Stock (on an as-converted basis), voting together as a single class, present in person or by proxy at the Special Meeting, and by the affirmative vote of a majority of the outstanding shares of our common stock only (not including shares held by THL or Goldman Sachs or any of our executive officers or directors) and our receipt of sufficient financing to consummate the Proposed Recapitalization. The Special Meeting is currently scheduled for May 18, 2011.

Concurrently with entering into the Recapitalization Agreement, we and Worldwide entered into a consent agreement with certain affiliates of Goldman Sachs who are the holders of the Notes, or the GS Note Holders, pursuant to which, in exchange for a payment of $5,000,000, the GS Note Holders agreed to enter into a supplemental indenture to the indenture governing the Notes that will, among other things, amend the indenture in order to permit the Proposed Recapitalization and the cash payments under the Recapitalization Agreement. On April 19, 2011, Worldwide, the guarantors party to the indenture governing the Notes and the trustee entered into the supplemental indenture. In addition, on April 15, 2011, the syndication process was completed for a new $540 million senior secured credit facility, or the New Credit Facility, consisting of a $150 million, five-year revolving credit facility and a $390 million, six-year term loan. Upon closing, the net proceeds from the term loan under the New Credit Facility would be used to consummate the Proposed Recapitalization and to refinance the Senior Facility. Closing of the New Credit Facility is subject to finalization of a new credit agreement with the lenders on customary terms and conditions and is conditional upon the closing of the Proposed Recapitalization.

Our principal executive offices are located at 2828 N. Harwood Street, Suite 1500, Dallas, Texas 75201, and our telephone number is (972) 999-7552. Our website address is www.moneygram.com. The information on our website is not part of this prospectus.

Our Segments

We manage our business primarily through two segments: Global Funds Transfer and Financial Paper Products. Following is a description of each segment.

Global Funds Transfer Segment

The Global Funds Transfer segment is our primary segment, providing money transfer and bill payment services to consumers who are often unbanked or underbanked. Unbanked consumers are those consumers who do not have a traditional relationship with a financial institution. Underbanked consumers are consumers who, while they may have a savings account with a financial institution, do not have a checking account. Other consumers who use our services are convenience users and emergency users who may have a checking account with a financial institution but prefer to use our services on the basis of convenience or to make emergency payments. We primarily offer services to consumers through third-party agents, including retail chains, independent retailers and financial institutions.

In 2010, our Global Funds Transfer segment had total fee and investment revenue of $1,053.3 million. We continue to focus on the growth of our Global Funds Transfer segment outside of the United States. During 2010, 2009 and 2008, operations outside of the United States generated 28 percent, 27 percent and 25 percent, respectively, of our total company fee and investment revenue and 31 percent of our Global Funds Transfer segment fee and investment revenue in all three years.

We derive our money transfer revenues primarily from consumer transaction fees and the management of currency exchange spreads on money transfer transactions involving different “send” and “receive” currencies, and we derive our bill payment revenues primarily from transaction fees charged to consumers for each bill payment transaction completed.

Financial Paper Products Segment

Our Financial Paper Products segment provides money orders to consumers through our retail and financial institution agent locations in the United States and Puerto Rico and provides official check services for financial institutions in the United States.

In 2010, our Financial Paper Products segment posted revenues of $109.5 million. Since early 2008, our investment portfolio has consisted of lower risk, highly liquid, short-term securities that produce a lower rate of return, which has resulted in lower revenues and profit margins in our Financial Paper Products segment.

We generate revenue from money orders by charging per item and other fees, as well as from the investment of funds underlying outstanding money orders, which generally remain outstanding for fewer than ten days. As with money orders, we generate revenue from our official check outsourcing services from per item and other fees and from the investment of funds underlying outstanding official checks, which generally remain outstanding for fewer than 3.8 days.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement before deciding whether to purchase our securities. In particular, you should carefully consider the risk factors described below and the risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and those that may be included in any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in any such reports or documents and cautionary notes regarding forward looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Our board of directors has the power to issue series of preferred stock and to designate the rights and preferences of those series, which could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock.

Under our certificate of incorporation, our board of directors has the power to issue series of preferred stock and to designate the rights and preferences of those series. Therefore, our board of directors may designate a new series of preferred stock with the rights, preferences and privileges that the board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

There is no public market for the Series D Stock.

No public market exists for the Series D Stock that Goldman Sachs may offer using this prospectus, and we cannot assure the liquidity of any market that may develop, the ability of the holders to sell their Series D Stock, or the price at which the Series D Stock may be sold. We do not intend to apply for listing of the Series D Stock on any securities exchange. Future trading prices of the Series D Stock may depend on many factors including, among others, prevailing interests rates, our operating results and the market for similar securities.

The market price of our common stock may be volatile.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which may be beyond our control. These factors include the perceived prospects or actual operating results of our business; changes in estimates of our operating results by analysts, investors or our management; our actual operating results relative to such estimates or expectations; actions or announcements by us or our competitors; litigation and judicial decisions; legislative or regulatory actions; and changes in general economic or market conditions. In addition, the stock market in general has from time to time experienced extreme price and volume fluctuations. These market fluctuations could reduce the market price of our common stock for reasons unrelated to our operating performance.

Our charter documents and Delaware law contain provisions that could delay or prevent an acquisition of our company, which could inhibit our stockholders’ ability to receive a premium on their investment from a possible sale of our company.

Our charter documents contain provisions that may discourage third parties from seeking to acquire our company. These provisions and specific provisions of Delaware law relating to business combinations with interested stockholders may have the effect of delaying, deterring or preventing a merger or change in control of our company. Some of these provisions may discourage a future acquisition of our company even if stockholders would receive an attractive value for their shares or if a significant number of our stockholders believed such a proposed transaction to be in their best interests. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so.

USE OF PROCEEDS

The securities offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. All sales of the offered securities will be made by, or for the account of the selling stockholders named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. Therefore, any proceeds from the sale of these securities will be received by the selling stockholders for their own account, and we will not receive any proceeds from the sale of any of the securities offered by this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES AND
TO FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

Our consolidated ratios of earnings to fixed charges and of earnings to fixed charges and preferred dividend requirements for the periods indicated are as follows:

	Three
	Months
	Ended
	March 31,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006

Ratio of Earnings to Fixed Charges	1.65	1.41	0.80	N/A	N/A	16.70
Ratio of Earnings to Fixed Charges and Preferred Dividend Requirements	0.49	0.50	0.32	N/A	N/A	16.70

For purposes of computing the ratios, earnings consist of consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest on long-term debt, amortization of debt expense, premium and discount, and the portion of interest expense on operating leases we believe to be representative of the interest factor.

We did not record any earnings for the fiscal years ended December 31, 2008 and December 31, 2007. Accordingly, our earnings were insufficient to cover fixed charges in such periods. The dollar amount of the deficiency in earnings available for fixed charges for the fiscal years ended December 31, 2008 and December 31, 2007 was approximately $337,191 and $993,267, respectively. The dollar amount of the deficiency in earnings available for fixed charges and preferred dividend requirements for the fiscal years ended December 31, 2008 and December 31, 2007 was approximately $455,027 and $993,267, respectively.

DESCRIPTION OF COMMON STOCK

This section summarizes the general terms of the common stock that the selling stockholders are offering using this prospectus. The following description is only a summary and does not purport to be complete and is qualified by reference to our amended certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Documents Incorporated by Reference” for information on how to obtain copies.

General

Our certificate of incorporation currently authorizes the issuance of two classes of capital stock:

•	common stock, par value $0.01 per share (1,300,000,000 shares authorized), and

•	preferred stock, par value $0.01 per share (7,000,000 shares authorized).

As of May 12, 2011, there were 83,710,522 shares of our common stock outstanding. As of May 12, 2011, there were zero shares of our Series A Junior Participating Preferred Stock (the “Series A Junior Stock”

and, collectively with the Series B Stock and the Series D Stock, the “Preferred Stock”), 495,000 shares of the B Stock, 272,500 shares of the B-1 Stock and zero shares of the Series D Stock outstanding. Our outstanding common stock is, and any newly issued common stock will be, fully paid and non-assessable.

Our board of directors is authorized to provide for the issue, from time to time, of preferred stock in series and, as to each series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of those shares and the qualifications, limitations and restrictions of those shares. As a result, our board of directors could, without stockholder approval, authorize the issuance of preferred stock with dividend, redemption or conversion provisions that could have an adverse effect on the availability of earnings for distribution to the holders of our common stock, or with voting, conversion or other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock. See “Description of Preferred Stock.”

Dividend Rights

Subject to the prior dividend rights of the holders of any preferred stock and the other limitations set forth in the following paragraph, dividends may be declared by our board of directors and paid from time to time on outstanding shares of our common stock from any funds legally available therefor.

We and our subsidiaries are parties to agreements pursuant to which we borrow money, and certain covenants in these agreements limit our ability to pay dividends or other distributions with respect to our common stock or to repurchase common stock. In addition, we and our subsidiaries may become parties to future agreements that contain such restrictions.

Voting Rights

The holders of our common stock have voting rights and are entitled to one vote for each share held. There are no cumulative voting rights.

Liquidation Rights

Upon any liquidation, dissolution or winding up of our company, the holders of our common stock shall be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Conversion, Redemption and Preemptive Rights

Our common stock is not entitled to any conversion or redemption rights. Holders of our common stock do not have any preemptive right or other subscription rights to subscribe for additional securities we may issue.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

•	subject to the rights of holders of shares of the Preferred Stock, our board of directors fixes the size of our board of directors within certain limits, may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created. Our board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on our board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•	our board of directors may issue preferred stock without any vote or further action by the stockholders;

•	subject to the rights of holders of shares of the Preferred Stock, special meetings of our stockholders may be called only by the chairman of our board of directors or our board of directors, and not by our stockholders;

•	our board of directors may adopt, amend, alter or repeal our bylaws without a vote of our stockholders;

•	subject to the rights of holders of shares of the Preferred Stock, all stockholder actions must be taken at a regular or special meeting of our stockholders and cannot be taken by written consent without a meeting;

•	we have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, which generally require that stockholder proposals and nominations be provided to us between 90 and 120 days before the anniversary of our last annual meeting in order to be properly brought before a stockholder meeting; and

•	certain business combinations with an “interested stockholder” (defined in our certificate of incorporation as a holder of 10% or more of our outstanding voting stock) must be approved by holders of 66 2/3% of the voting power of shares not owned by the interested stockholder, unless the business combination is approved by a majority of our “continuing directors” (as defined in our certificate of incorporation) or meets certain requirements regarding price and procedure.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers and shares held by certain employee stock plans; and

•	the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a stockholder meeting, and not by written consent.

However, this business combination prohibition may be negated by certain actions. For example:

•	if we, with the support of a majority of our continuing directors, propose at any time another merger or sale or do not oppose another tender offer for at least 50% of our shares, the interested stockholder is released from the three-year prohibition and free to compete with that other transaction; or

•	our stockholders may choose to amend our certificate of incorporation to opt out of Section 203 of the Delaware General Corporation Law at any time by a vote of at least a majority of its outstanding voting power; provided that, the amendment to opt out of Section 203 will not be effective until 12 months after the adoption of such amendment.

Under Section 203 of the Delaware General Corporation Law, a business combination generally includes a merger, asset or stock sale, loan, substantial issuance of stock, plan of liquidation, reincorporation or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

The provisions of Section 203 of the Delaware General Corporation Law do not apply to THL’s or Goldman Sachs’ acquisition of shares of the Series B Stock or to any transaction related to such acquisition and would not apply to THL’s or Goldman Sachs’ acquisition of shares of our common stock or Series D Stock in connection with the Proposed Recapitalization or any transaction related to such acquisition, which were approved by our continuing directors.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms of the Series D Stock that Goldman Sachs may offer using this Prospectus. This section also summarizes the material terms of our other existing preferred stock. This section is only a summary and does not purport to be complete. You must look at our certificate of incorporation and the relevant certificate of designations for a full understanding of all the rights and preferences of any series of our preferred stock. Our certificate of incorporation and the certificates of designations have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Documents Incorporated by Reference” for information on how to obtain copies.

General

Under our certificate of incorporation, our board of directors has the authority to issue up to 7,000,000 shares of preferred stock in one or more series and to determine the rights, preferences, privileges and restrictions of the preferred stock. The rights, preferences, privileges and restrictions on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters.

As of May 12, 2011 there were 83,710,522, shares of our common stock and 767,500 shares of our preferred stock issued and outstanding. We have issued and outstanding 495,000 shares of B Stock and 272,500 shares of B-1 Stock. We have designated 760,000 shares of preferred stock as B Stock, 500,000 shares of preferred stock as B-1 Stock, 200,000 shares of preferred stock as Series D Stock and 2,000,000 shares of preferred stock as Series A Junior Stock.

On March 25, 2008, we issued 495,000 shares of B Stock and 272,500 shares of B-1 Stock in a private offering to THL and Goldman Sachs. We entered into a Registration Rights Agreement, dated as of March 25, 2008 (the “Registration Rights Agreement”), pursuant to which we agreed to file a shelf registration statement with the SEC covering resales of the Preferred Stock, as well as shares of our common stock issuable upon conversion of, or in connection with, the Preferred Stock.

On March 7, 2011, we entered into the Recapitalization Agreement, pursuant to which, subject to the terms and conditions set forth therein, (i) THL will convert all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock, (ii) Goldman Sachs will convert all of the shares of B-1 Stock into shares of Series D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock, (iii) THL will receive approximately 28.2 million additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs will receive approximately 15,504 additional shares of Series D Stock (equivalent to approximately 15.5 million shares of our common stock) and $77.5 million in cash. The Proposed Recapitalization has been approved unanimously by our board of directors following the recommendation of a special committee of the board of directors comprised of independent and disinterested members of our board of directors, but remains subject to various conditions contained in the Recapitalization Agreement. Pursuant to the Recapitalization Agreement,

we agreed to file a pre-effective amendment to the registration statement of which this prospectus is a part to cover resales of the common stock to be issued pursuant to such agreement, the common stock issuable upon conversion of the Series D Stock to be issued pursuant to such agreement, and the Series D Stock to be issued pursuant to such agreement.

The following is a summary of the material terms of the B Stock, the B-1 Stock, the Series D Stock and the Series A Junior Stock, the Registration Rights Agreement and the registration provisions of Recapitalization Agreement. You should refer to the actual terms of each class of Preferred Stock and certificate of designations with respect to such class of Preferred Stock filed with the Secretary of State of the State of Delaware, the Registration Rights Agreement and the Recapitalization Agreement. Each holder may request a copy of the certificates of designations governing the Preferred Stock, the Registration Rights Agreement and the Recapitalization Agreement from us at the address set forth under “Documents Incorporated by Reference.” The certificates of designations with respect to the B Stock, the B-1 Stock and the Series D Stock are included as exhibits to our Current Report on Form 8-K, filed with the SEC on March 28, 2008. The certificate of designation with respect to the Series D Stock will be amended, and timely filed with the SEC, if the Proposed Recapitalization occurs. Additionally, the certificate of designations with respect to the Series A Junior Stock is included as an exhibit to our Quarterly Report for the quarter ended June 30, 2004 on Form 10-Q, filed with the SEC on August 13, 2004.

The Preferred Stock is not listed on any securities exchange.

The transfer agent and registrar for the Preferred Stock is Wells Fargo Shareowner Services.

The B Stock

As of May 12, 2011, we have issued and outstanding 495,000 shares of B Stock. If the Proposed Recapitalization occurs, we will no longer have any outstanding shares of B Stock.

Rank.  The B Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs, (i) senior to our common stock, the Series D Stock and all shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank junior to the B Stock, (ii) on a parity with the B-1 Stock and all shares of capital stock that we have issued or will issue, the terms of which do not specifically provide that such shares of capital stock rank senior or junior to the B Stock, and (iii) junior to all shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank senior to the B Stock.

Dividends.  We pay the record holders of the B Stock, when and as declared by our board of directors, a quarterly cash dividend on each share of the B Stock at an annual rate of 10.00% of the sum of (i) the $1,000 liquidation preference on each share and (ii) all accumulated and unpaid dividends, excluding any dividends accruing during the current dividend period (the “B Stock Dividends”). Dividends are payable only out of the assets legally available therefor. The B Stock Dividends accrue and accumulate on a daily basis from the date of our original issue of the B Stock (March 25, 2008) and, if declared, are payable quarterly on the following dates each year: June 24 (the 91st calendar day after March 25), September 22 (the 181st calendar day after March 25), December 21 (the 271st calendar day after March 25) and March 25 (the anniversary of the original issuance date), or if those dates are not a business day, the next succeeding business day. In the event that we fail to timely pay dividends to the holders of the B Stock or the B-1 Stock or we fail to redeem shares of the B Stock or the B-1 Stock as required, the annual rate will be changed to 15.00%; provided, however, that upon a determination by the independent directors, until March 25, 2013, dividends may be accrued at an annual rate of 12.50% of the sum of (i) the $1,000 liquidation preference and (ii) all accumulated and unpaid dividends, compounding quarterly, in lieu of paying such dividends in cash currently.

In addition to the B Stock Dividends, the record holders of the B Stock are entitled to participate equally and ratably with the holders of our common stock in all dividends and distributions paid on our common stock (the “Common Stock Dividends”) as if, immediately prior to such payment, each outstanding share of the B stock were converted into shares of our common stock in the manner described below under “— The B Stock — Conversion.”

Dividends are payable to holders of the B Stock as they appear in our records at the close of business on the applicable record date, which (i) with respect to the B Stock Dividends, is not more than 30 days nor less than ten days preceding such dividend payment date and (ii) with respect to the Common Stock Dividends is the same day as the record date for the payment of dividends to the holders of shares of our common stock.

During any period (i) beginning with our failure to pay dividends in full upon the B Stock or the B-1 Stock and ending at such time when all such dividends have been paid in full in cash, (ii) prior to March 25, 2013, in respect of which we elect to accrue dividends, or (iii) beginning with our failure to redeem shares of the B Stock as required and ending at such time when the full redemption price for such shares have been paid in cash (“Stoppage Period”), (a) no dividends will be declared or paid or set apart for payment on any shares of our common stock, shares of the Series D Stock or shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank junior to the B Stock, and (b) with limited exceptions, no such shares described in clause (a) will be redeemed, purchased or otherwise acquired. Further, during any Stoppage Period, we will not redeem, purchase or otherwise acquire any shares of the B-1 Stock or any shares of capital stock that we have issued or will issue, the terms of which do not specifically provide that such shares of capital stock rank senior to the B Stock.

Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the record holders of shares of the B Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders or the proceeds thereof, subject to the rights of any of our creditors, a liquidation preference equal to the greater of (i) the sum of (a) $1,000 per share and (b) an amount equal to all accumulated and unpaid dividends, if any (whether or not declared), to the date of payment and (ii) the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted their shares of the B Stock into shares of our common stock in the manner described below under “— The B Stock — Conversion.” Such amount is to be paid before any payment or distribution of any of our assets is made or set apart for holders of our common stock, the Series D Stock or any shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank junior to the B Stock.

If, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the B Stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the B Stock as to liquidation rights, then the record holders of shares of the B Stock and all other classes or series of capital stock of that kind will share proportionately in any such distribution of assets in proportion to the full respective liquidating distributions to which they would otherwise be entitled.

After payment of the full amount of the liquidating distributions to which they are entitled, such record holders will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation or other entity, by itself, will not be deemed to constitute the liquidation, dissolution or winding-up of our affairs.

Redemption at our Option.  After March 25, 2013, if the average market price of our common stock during a period of 30 consecutive trading days ending on the tenth day prior to the date we exercise this option exceeds the “Redemption Trigger Price,” we may, at our option, redeem, out of assets lawfully available for the redemption of shares, all (but not less than all) of the outstanding shares of the B Stock for an amount in cash equal to $1,000 per share and all accumulated and unpaid dividends, if any, to the date of redemption. The Redemption Trigger Price is initially set at $15.00 but is subject to adjustment in the same manner as the B Conversion Price is, which is discussed below in “— The B Stock — Conversion.”

In the event of a redemption at our option of shares of the B Stock, we will deliver written notice to each holder not less than 15 days and no more than 20 days prior to the date on which the holder is to surrender the certificates representing shares to be redeemed. Until the date on which the holder is to surrender its certificates, it may convert its shares of the B Stock as described below under “— The B Stock — Conversion.”

Redemption at the Option of the Holder.  At any time after March 25, 2018, upon the approval by holders of at least a majority of the outstanding shares of the B Stock and the B-1 Stock voting together as a class, we will redeem all, but not less than all, of the outstanding shares of the B Stock and the B-1 Stock at a redemption price in cash equal to the sum of $1,000 per share and all accumulated and unpaid dividends to the date of redemption. Additionally, in connection with a “change of control,” each holder of shares of the B Stock will have the right to require us to redeem such holder’s shares of the B Stock at a redemption price in cash equal to 101% of the sum of (i) $1,000 per share and (ii) an amount equal to all accumulated and unpaid dividends to the date of change of control. A “change of control” includes, among other things, the acquisition by any person (other than THL or Goldman Sachs or any of their respective affiliates) of 50% or more of the combined voting power of our outstanding voting securities and the approval by stockholders of our liquidation or dissolution.

Conversion.  Each holder of shares of the B Stock has the right, at such holder’s option and upon providing us with a written notice, to convert any or all of such holder’s shares of the B Stock into fully paid and non-assessable shares of our common stock at a conversion price equal to $2.50, subject to adjustments as described in the paragraph below (the “B Conversion Price”). The number of shares of our common stock into which each share of the B Stock is convertible will be determined by dividing the sum of $1,000 per share and all accumulated and unpaid dividends to the date of conversion by the B Conversion Price. Notwithstanding the foregoing, the B Stock may not be converted into our common stock to the extent such conversion would result in a number of shares of our common stock to be issued that would exceed the number of shares of our common stock authorized for issuance. In such an event, however, the holder may, at the election of the holder, convert such shares of the B Stock into the number of shares of the Series D Stock, or fraction thereof, that are then convertible into the number of shares of our common stock that such holder would have been entitled to upon conversion. We will not issue fractional shares of our common stock upon conversion; instead, we will pay cash for each fractional share based upon the market price of our common stock on the date of conversion.

The B Conversion Price will be reduced in the event we issue or sell any shares of our common stock without consideration or for consideration per share less than the market price of our common stock, as of the day of such issuance or sale. In such event, the B Conversion Price will be reduced by multiplying it by a fraction of which the numerator is the sum of (i) the number of shares of our common stock outstanding immediately prior to such issuance or sale and (ii) the number of additional shares of our common stock that the aggregate consideration we received for the number of shares of our common stock so offered would purchase at the market price per share of our common stock on the last trading day immediately preceding such issuance or sale, and of which the denominator is the number of shares of our common stock outstanding immediately after such issuance or sale. Additionally, the B Conversion Price will be adjusted in the event we declare a stock dividend on our common stock or subdivide, combine or reclassify the outstanding shares of common stock. In such event, the B Conversion Price will be adjusted to the number obtained by multiplying the B Conversion Price by a fraction, the numerator of which will be the number of shares of our common stock outstanding immediately prior to such action and denominator of which will be the number of shares of our common stock outstanding immediately following such action. Further, in the event we effect a pro rata repurchase of our common stock, then the B Conversion Price will be reduced by multiplying it by a fraction of which the numerator will be the product of the number of shares of our common stock outstanding and the market price per share of our common stock on the trading day next succeeding the dividend payment date, and the denominator of which will be the sum of the fair market value of the aggregate consideration payable to stockholders based upon the acceptance of all shares validly tendered or exchanged and not withdrawn as of the dividend payment date and the product of the number of shares of our common stock outstanding (less any purchased shares) at the dividend payment date and the market price per share of common stock on the trading day next succeeding the dividend payment date. Lastly, in the event we fix a record date for the making of a dividend to all holders of shares of our common stock of shares of any person other than ourselves, of evidence of our indebtedness, of assets, or of rights in respect of any of the foregoing, the B Conversion Price will be reduced to the price determined by multiplying it by a fraction, the numerator of which will be the market price per share of our common stock on such record date less the then fair market value as of such record date of the dividends so paid with respect to one share of our common stock, and the denominator of which will be the market price per share of our common stock on such record date. In the event such dividend is not made, the B Conversion Price will be re-adjusted as if such record date had not been fixed.

Voting Rights.  In general, the holders of shares of the B Stock are entitled to vote with the holders of the our common stock on all matters submitted for a vote of holders of our common stock (voting together with the holders of our common stock as one class). However, with respect to (i) the issuance of any security convertible into, or exchangeable for, shares of securities senior to or on par with the B Stock, except for issuances of shares of the B Stock upon conversion of the B-1 Stock, (ii) a split, reclassification or combination of shares of the B Stock or the B-1 Stock, (iii) an increase in the authorized number of shares of the B Stock or the B-1 Stock, or (iv) the amendment, alteration or repeal of any provision of the certificate of designations applicable to the B Stock or any other provision of our Certificate of Incorporation in a manner that would adversely affect the preferences, rights, privileges and powers of the holders of shares of the B Stock, the written consent or affirmative vote by holders of at least a majority of the outstanding shares of the B Stock and B-1 Stock (voting together as one class) will be needed. Further, during any period beginning when we fail to redeem shares of the B Stock or the B-1 Stock as required and ending with such redemption, the written consent or affirmative vote by holders of at least a majority of the outstanding shares of the B Stock and the B-1 Stock (voting together as one class) is required for us to (i) institute (or permit any of our subsidiaries to institute) a voluntary bankruptcy proceeding, (ii) make an assignment for the benefit of creditors, (iii) adopt a plan or agreement of liquidation or dissolution, or (iv) increase the number of directors comprising our board of directors above thirteen. Lastly, during any period beginning when we fail to redeem shares of the B Stock or the B-1 Stock as required and ending with such redemption, the written consent or affirmative vote by holders of at least a majority of the outstanding shares of the B Stock is required for us to, among other things, (i) declare, set aside or pay any dividend on our common stock, the Series D Stock or any shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank junior to the B Stock, (ii) purchase, redeem or otherwise acquire or retire for value any shares of our common stock, our Series D Stock or any shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank junior to the B Stock, (iii) issue any shares of our common stock, our Series D Stock or any shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank junior to the B Stock, except for issuances to holders of shares of the B Stock or the B-1 Stock, (iv) incur or guarantee in an aggregate principal amount of outstanding indebtedness in excess of $1.1 billion; (v) effect any acquisition of a business or a material portion of the assets of any other person for consideration in excess of $25.0 million, (vi) make any sale or other disposition of any of our assets with a fair market value in excess of $25.0 million individually, except sales in the ordinary course of business, or (vii) hire, terminate or change the compensation of any executive officer except for ordinary raises consistent with past practices.

The B-1 Stock

As of May 12, 2011, we have issued and outstanding 272,500 shares of B-1 Stock. If the Proposed Recapitalization occurs, we will no longer have any outstanding shares of B-1 Stock.

Rank.  The B-1 Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs, (i) senior to our common stock, the Series D Stock and all shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank junior to the B-1 Stock, (ii) on a parity with the B Stock and all shares of capital stock that we have issued or will issue, the terms of which do not specifically provide that such shares of capital stock rank senior or junior to the B-1 Stock, and (iii) junior to all shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank senior to the B-1 Stock.

Dividends.  We pay the record holders of shares of the B-1 Stock, when and as declared by our board of directors, a quarterly cash dividend on each share of the B-1 Stock at an annual rate of 10.00% of the sum of (i) the $1,000 liquidation preference on each share and (ii) all accumulated and unpaid dividends, excluding any dividends accruing during the current dividend period (the “B-1 Stock Dividends”). Dividends are payable only out of the assets legally available therefor. The B-1 Stock Dividends accrue and accumulate on a daily basis from the date of our original issue of the B-1 Stock (March 25, 2008) and, if declared, are payable quarterly on each of the following dates each year: June 24 (the 91st calendar day after March 25), September 22 (the 181st calendar day after March 25), December 21 (the 271st calendar day after March 25) and March 25 (the anniversary of the original issuance date), or if such date is not a business day, the next succeeding business day. In the event that we fail to timely pay dividends to the holders of shares of the B Stock or the B-1 Stock or we fail to redeem shares of the B Stock or the B-1 Stock as required, the annual rate will be changed to 15.00%; provided, however, that upon a determination by the independent directors, until March 25, 2013 dividends may be accrued at an annual rate of 12.50% of the sum of (i) the $1,000 liquidation preference and (ii) all accumulated and unpaid dividends, compounding quarterly, in lieu of paying such dividends in cash currently.

In addition to the B-1 Stock Dividends, the record holders of the B-1 Stock are entitled to participate equally and ratably with the holders of the Series D Stock in all dividends and distributions paid on such shares (the “Series D Stock Dividends”) as if, immediately prior to such payment, each outstanding share of the B-1 stock were converted into shares of the Series D Stock in the manner described below under — The B-1 Stock — Conversion.”

Dividends are payable to holders of shares of the B-1 Stock as they appear in our records at the close of business on the applicable record date, which (i) with respect to the B-1 Stock Dividends, is not more than 30 days nor less than ten days preceding such dividend payment date and (ii) with respect to the Series D Stock Dividends is the same day as the record date for the payment of dividends to the holders of shares of the Series D Stock.

During any Stoppage Period, (i) no dividends will be declared or paid or set apart for payment on any of our common stock, the Series D Stock or shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank junior to the B-1 Stock, and (ii) with limited exceptions, no such shares described in clause (i) will be redeemed, purchased or otherwise acquired. Further, during any Stoppage Period, we will not redeem, purchase or otherwise acquire any shares of the B Stock or any shares of capital stock that we have issued or will issue, the terms of which do not specifically provide that such shares of capital stock rank senior to the B-1 Stock

Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the record holders of shares of the B-1 Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders or the proceeds thereof, subject to the rights of any of our creditors, a liquidation preference equal to the greater of (i) the sum of (a) $1,000 per share and (b) an amount equal to all accumulated and unpaid dividends, if any (whether or not declared), to the date of payment and (ii) the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted their shares of the B-1 Stock into shares of our common stock in the manner described below under “— The B-1 Stock — Conversion.” Such amount is to be paid before any payment or distribution of any of our assets are made or set apart for holders of our common stock, the Series D Stock and any shares of capital stock that we have issued or will issue, the terms of which specifically provide that such shares of capital stock rank junior to the B-1 Stock.

If, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the B-1 Stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the B-1 Stock as to liquidation rights, then the record holders of the B-1 Stock and all other classes or series of capital stock of that kind will share proportionately in any such distribution of assets in proportion to the full respective liquidating distributions to which they would otherwise be entitled.

After payment of the full amount of the liquidating distributions to which they are entitled, such record holders will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation or other entity will not, by itself, be deemed to constitute the liquidation, dissolution or winding-up of our affairs.

Redemption at Our Option.  After March 25, 2013, if the average market price of our common stock during a period of 30 consecutive trading days ending on the tenth day prior to the date we exercise this option exceeds the Redemption Trigger Price, we may, at our option, redeem, out of assets lawfully available for the redemption of shares, all (but not less than all) of the outstanding shares of the B-1 Stock for an amount in cash equal to $1,000 per share plus all accumulated and unpaid dividends, if any, to the date of redemption. The Redemption Trigger Price is initially set at $15.00 but is subject to adjustment in the same manner as the B Conversion Price is, as discussed above in “— The B Stock — Conversion.”

In the event of a redemption at our option of shares of the B-1 Stock, we will deliver written notice to each holder not less than 15 days and no more than 20 days prior to the date on which the holder is to surrender the certificates representing shares to be redeemed. Until the date on which the holder is to surrender its certificates, it may convert its shares of the B-1 Stock as described below under “— The B-1 Stock — Conversion.”

Redemption at the Option of the Holder.  At any time after March 25, 2018, upon the approval by holders of at least a majority of the outstanding shares of the B Stock and the B-1 Stock voting together as a class, we will redeem all, but not less than all, of the outstanding shares of the B Stock and the B-1 Stock at a redemption price in cash equal to the sum of $1,000 per share and all accumulated and unpaid dividends to the date of redemption. Additionally, in connection with a “change of control,” each holder of shares of the B-1 Stock will have the right to require we redeem such holder’s shares of the B-1 Stock at a redemption price in cash equal to 101% of the sum of (i) $1,000 per share and (ii) an amount equal to all accumulated and unpaid dividends to the date of change of control. A “change of control” includes, among other things, the acquisition by any person (other than THL or Goldman Sachs or any of their respective affiliates) of 50% or more of the combined voting power of our outstanding voting securities and the approval by stockholders of our liquidation or dissolution.

Conversion.  Each holder of shares of the B-1 Stock has the right, at such holder’s option and upon providing us with a written notice, to convert any or all of such holder’s shares of the B-1 Stock into fully paid and non-assessable shares of the Series D Stock at a conversion price equal to the product of $2.50, subject to adjustments as described above under “— The B Stock — Conversion” (the “B-1 Conversion Price”), and 1,000. The number of shares of the Series D Stock into which each share of the B-1 Stock is convertible is determined by dividing the sum of $1,000 per share and all accumulated and unpaid dividends to the date of conversion by the B-1 Conversion Price. Notwithstanding the foregoing, shares of the B-1 Stock may not be converted into shares of the Series D Stock to the extent such conversion would result in a number of shares of the Series D Stock to be issued that would exceed the number of shares of the Series D Stock authorized for issuance. Fractional shares of the Series D Stock may be issued upon conversion.

Notwithstanding the foregoing, each share of the B-1 Stock, if transferred by the beneficial owner of such share to any person other than an affiliate of Goldman Sachs, will automatically be converted upon transfer into one share of the B Stock.

Voting Rights.  In general, the holders of the shares of the B-1 Stock will have no voting rights. With respect to an amendment, alteration or repeal of any provision of the certificate of designations applicable to the B-1 Stock in a manner that would adversely affect the preferences, rights, privileges and powers of the B-1 Stock, however, the written consent or affirmative vote by holders of at least a majority of the outstanding shares of the B Stock and the B-1 Stock (voting together as one class) will be needed. Further, during any period beginning when we fail to redeem shares of the B Stock or the B-1 Stock as required and ending with such redemption, the written consent or affirmative vote by holders of at least a majority of the outstanding shares of the B Stock and B-1 Stock (voting together as one class) is required for us to (i) institute (or permit any of our subsidiaries to institute) a voluntary bankruptcy proceeding, (ii) make an assignment for the benefit of creditors, (iii) adopt a plan or agreement of liquidation or dissolution, or (iv) increase the number of directors comprising our board of directors above thirteen.

The Series D Stock

As of May 12, 2011, we have no outstanding shares of Series D Stock. If the Proposed Recapitalization occurs before June 24, 2011, we will have 173,190 shares of Series D Stock issued and outstanding.

Rank.  The Series D Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs, (i) on a parity with our common stock, and (ii) junior to all other class or series of our equity securities that we have issued or will issue that by its terms ranks senior to the Series D Stock.

Dividends.  The record holders of the Series D Stock are entitled to participate equally and ratably with the holders of our common stock in all dividends and distributions paid on such shares as if, immediately prior to such payment, each outstanding share of the Series D Stock were converted into shares of our common stock in the manner described below under “— The Series D Stock — Conversion.” Dividends are payable to holders of the Series D Stock as they appear in our records at the close of business on the applicable record date, which is the same day as the record date for the payment of dividends to the holders of shares of our common stock.

Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the record holders of shares of the Series D Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders or the proceeds thereof, subject to the rights of any of our creditors, a liquidation preference equal to the sum of (i) $0.01 per share and (ii) the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted their shares of the Series D Stock into shares of our common stock in the manner described below under “— The Series D Stock — Conversion.”

After payment of the full amount of the liquidating distributions to which they are entitled, such record holders will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation or other entity will not, by itself, be deemed to constitute the liquidation, dissolution or winding-up of our affairs.

Redemption.  Shares of the Series D Stock are not redeemable at either our option or the holder’s option.

Conversion.  Each holder of shares of the Series D Stock has the right, at such holder’s option and upon providing us with a written notice, to convert any or all of such holder’s shares of the Series D Stock into fully paid and non-assessable shares of our common stock unless such conversion would result in a number of shares of our common stock to be issued that would exceed the number of shares of our common stock authorized for issuance. The number of shares of our common stock into which each share of the Series D Stock is convertible will be determined by multiplying each share of the Series D Stock by the conversion ratio, which is initially 1,000 but which is subject to adjustments as discussed in the paragraph below (the “Conversion Ratio”). We will not issue fractional shares of common stock upon conversion; instead, we will pay cash for each fractional share based upon the market price of the common stock on the date of conversion. Notwithstanding the foregoing, shares of the Series D Stock beneficially owned by holders that own such shares by virtue of having converted their shares of the B-1 Stock into shares of the Series D Stock are not entitled to convert into our common stock.

In the event we subdivide, combine or reclassify the outstanding shares of our common stock, the Conversion Ratio will be adjusted to the number obtained by multiplying the Conversion Ratio by a fraction, the numerator of which will be the number of shares of our common stock outstanding immediately following such action, and the denominator of which will be the number of shares of our common stock outstanding immediately prior to such action.

Business Combination.  In the event of any reorganization, merger or similar business combination transaction (“Business Combination”) or the reclassification of our common stock, each holder of a share of the Series D Stock then outstanding will have the right thereafter to exchange such share for the kind and amount of securities, cash and other property, if any, receivable upon the Business Combination or reclassification by a holder of the number of shares of our common stock into which a share of the Series D Stock would have been convertible immediately prior to the Business Combination or reclassification.

Voting Rights.  In general, the holders of shares of the Series D Stock are entitled to vote with the holders of our common stock on an as-converted basis as one class on all matters submitted for a vote of holders of our common stock, except that those who hold such shares by virtue of having converted their shares of the B-1 Stock into shares of the Series D Stock are not entitled to vote with the holders of our common stock. Additionally, with respect to an amendment, alteration or repeal of any provision of the certificate of designations applicable to the Series D Stock in a manner that would adversely affect the preferences, rights, privileges and powers of the Series D Stock, the written consent or affirmative vote by holders of at least a majority of the outstanding shares of the Series D Stock will be needed.

Amendment in Connection with the Proposed Recapitalization.  The certificate of designations relating to the Series D Stock will be amended immediately prior to the closing of the Proposed Recapitalization to provide that the shares of the Series D Stock received in connection with a conversion of the B-1 Stock or pursuant to the terms of the Recapitalization Agreement are only convertible into shares of our common stock by a holder who receives such shares by means of (i) a widespread public distribution, (ii) a transfer to an underwriter for the purpose of conducting a widespread public distribution, (iii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of our voting securities, or (iv) a transfer to a transferee that would control more than 50% of our voting securities without any transfer from such transferor or its affiliates, as applicable (each of (i) - (iv), a “Widely Dispersed Offering”). In addition, the certificate of designations will be amended such that, in addition to being non-voting while held by Goldman Sachs or its affiliates, the shares of Series D Stock will be non-voting while held by any holder who receives such shares by means other than a Widely Dispersed Offering.

The Series A Junior Stock

In connection with our 2004 spin-off from Viad Corp., our former parent company, we adopted a rights agreement (the “Rights Agreement”) by and between us and Wells Fargo Bank, N.A., as the rights agent. The preferred share purchase rights issuable under the Rights Agreement were attached to the shares of our common stock distributed in the spin-off. The rights allowed its holder to purchase one one-hundredth of a share of the Series A Junior Stock for $100, once they become exercisable. There are no shares of the Series A Junior Stock outstanding, and, as of December 31, 2008, the Rights Agreement was terminated. The certificate of designations with respect to the Series A Junior Stock remains on file with the Secretary of State of the State of Delaware.

Rank.  The Series A Junior Stock ranks, with respect to dividends and distribution of assets, senior to our common stock and junior to all series of any other class of the Preferred Stock.

Dividends.  Each holder of one one-hundredth of a share of the Series A Junior Stock will be entitled to quarterly dividend payments of $0.01 per share or an amount equal to the dividend paid on one share of our common stock, whichever is greater.

Liquidation.  Upon liquidation, each holder of one one-hundredth of a share of the Series A Junior Stock will be entitled to receive the greater of either $1.00 per share or an amount equal to the payment made on one share of our common stock.

Redemption.  Shares of the Series A Junior Stock are not redeemable.

Voting Rights.  Each holder of one one-hundredth of a share of the Series A Junior Stock will have the same voting power as a holder of one share of our common stock.

Business Combination.  If shares of our common stock are exchanged in a Business Combination, holders of one one-hundredth of a share of the Series A Junior Stock will be entitled to a per share payment equal to the payment made on one share of our common stock.

Registration Rights Agreement and Recapitalization Agreement

The following summary of the registration rights provided in the Registration Rights Agreement and Recapitalization Agreement is not complete. Investors should refer to the Registration Rights Agreement, which is filed as Exhibit 4.5 to the Current Report on Form 8-K filed on March 28, 2008, and the Recapitalization Agreement, which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed on March 9, 2011, for a full description of the registration rights.

Pursuant to the Registration Rights Agreement, we agreed to use reasonable best efforts to qualify for registration on Form S-3 and to file a shelf registration statement under the Securities Act of 1933 (the “Securities Act”) promptly after January 1, 2009. This prospectus is part of a shelf registration statement that we filed with the SEC to satisfy such obligation. We are obligated to use reasonable best efforts to have a shelf registration statement remain effective at all times.

Pursuant to the Recapitalization Agreement, we agreed to file, prior to the closing of the Proposed Recapitalization, a pre-effective amendment to the registration statement of which this prospectus is a part to cover resales of the common stock to be issued pursuant to the Recapitalization Agreement, the common stock issuable upon conversion of the Series D Stock to be issued pursuant to the Recapitalization Agreement, and the Series D Stock to be issued pursuant to the Recapitalization Agreement.

Miscellaneous

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the B Stock and the Series D Stock, that number of shares of our common stock as shall from time to time be issuable upon the conversion of all the shares of the B Stock and all of the shares of the Series D Stock then outstanding. Shares of the B Stock and the Series D Stock converted into shares of our common stock or otherwise reacquired by us will resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and will be available for subsequent issuance.

We will at all times reserve and keep available out of our authorized and unissued B Stock and Series D Stock, solely for issuance upon the conversion of the B-1 Stock, that number of shares of the Series D Stock and that number of shares of the B Stock as shall from time to time be issuable upon the conversion of all the shares of the B-1 Stock then outstanding. Shares of the B-1 Stock converted into shares of the Series D Stock or the B Stock or otherwise reacquired by us will resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and will be available for subsequent issuance.

Certain Provisions of Our Certificate of Incorporation and Bylaws

For a description of some additional provisions of our certificate of incorporation and bylaws, see “Description of Common Stock — Certain Provisions of Our Certificate of Incorporation and Bylaws.”

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary discusses certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of offered securities. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change, possibly with a retroactive effect.

This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of offered securities. In particular, this summary does not address tax consequences that may be applicable to special classes of investors including, but not limited to, tax-exempt entities, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, S corporations, investors in such partnerships, S corporations or other pass-through entities, brokers, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, retirement plans, U.S. persons whose functional currency is not the U.S. dollar, former citizens or former long-term residents of the United States and persons that will hold offered securities as a position in a hedging transaction, constructive sale, “straddle,” “conversion transaction” or other risk reduction transactions. Except where otherwise stated, this summary deals only with offered securities held as “capital assets” within the meaning of the Code (generally held for investment). Also not considered are the effects of any foreign, state or local tax laws, alternative minimum tax considerations, or, except as expressly provided herein, estate or gift tax considerations.

We have not sought any rulings from the IRS. Accordingly, the discussion below is not binding on the IRS or the courts, and no assurance can be given that the IRS would not assert, and that a court would not sustain, a different position from any discussed herein.

As used herein, a “U.S. holder” is any beneficial owner of offered securities that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or if it has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is any individual, corporation, trust or estate that is a beneficial owner of offered securities and is not a U.S. holder, other than former citizens and former long-term residents of the United States.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of offered securities, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of offered securities.

Consequences to U.S. Holders

Distributions

Distributions we make to holders of offered securities will be taxable as dividend income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent the amount of a distribution exceeds our earnings and profits, the excess will be applied against and will reduce the holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the offered securities as to which the distribution was made (but not below zero). Any remaining excess will be treated as gain from the sale or exchange of such offered securities, with the consequences discussed below in “— Consequences to U.S. Holders — Sale or Other Disposition.”

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by individual holders prior to January 1, 2013 are generally subject to a maximum U.S. federal income tax rate of 15%. Absent new legislation extending the current tax rates, the maximum U.S. federal income tax rate applicable to dividends received by individuals after December 31, 2012 will be 39.6%. Distributions constituting dividend income received by U.S. holders that are corporations may qualify for the dividends received deduction. A U.S. holder should consult its own tax advisor regarding the availability of the reduced dividend tax rate and the dividends received deduction in the light of its particular circumstances.

Sale or Other Disposition

Except as discussed under “— Consequences to U.S. Holders — Conversion” below, a U.S. holder will generally recognize capital gain or loss on a sale, exchange or other disposition of offered securities equal to the difference between the amount realized on such sale, exchange or other disposition and the holder’s adjusted tax basis in such offered securities. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period in the offered securities is more than one year. Long-term capital gains realized by individual taxpayers prior to January 1, 2013 are, under current law, subject to a maximum U.S. federal income tax rate of 15%. Absent new legislation extending the current tax rates, the maximum U.S. federal income tax rate applicable to long-term capital gains realized by individuals after December 31, 2012 will be 20%. The deductibility of capital losses is subject to limitations.

Redemption

In the case of a redemption of a U.S. holder’s offered securities for cash or property, the U.S. federal income tax treatment of the redemption depends on the particular facts relating to such holder at the time of the redemption. If the redemption of such offered securities (i) is “not essentially equivalent to a dividend” with respect to the holder, (ii) is “substantially disproportionate” with respect to the holder (defined generally as a greater than 20% reduction in a shareholder’s relative voting stock of a corporation), or (iii) results in a “complete termination” of all of such holder’s equity interest in the corporation, then the receipt of cash or property by such holder will be respected as a sale or exchange of its offered securities and taxed in the manner discussed above in “— Consequences to U.S. Holders — Sale or Other Disposition.” In applying these tests, certain constructive ownership rules apply to determine stock ownership. For this purpose, the holder is deemed to own any shares of our stock that are owned, or deemed owned, by certain related persons and entities, as well as any stock that the holder or a related person or entity has the right to acquire by exercise of an option.

If the redemption does not qualify for sale or exchange treatment, the holder will instead be treated as having received a distribution on such stock with the general consequences described above in “— Consequences to U.S. Holders — Distributions.” In such case, such holder’s tax basis in the redeemed stock will be allocated to the holder’s remaining shares of our stock. If the holder does not retain any actual stock ownership in us following such redemption, the holder may lose its tax basis completely (in that the tax basis would shift to the stock that was treated as constructively owned by the holder).

Conversion

The conversion of Series D Stock into common stock should generally be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Code. Accordingly, subject to the discussion below relating to the receipt of cash in lieu of fractional shares, (i) a U.S. holder that holds Series D Stock will generally not recognize any taxable gain or loss for federal income tax purposes as a result of the conversion of such Series D Stock into common stock, and (ii) the common stock received by the U.S. holder will generally have the same aggregate tax basis and holding period as the U.S. holder had in the Series D Stock that was converted.

No fractional shares of common stock will be distributed to holders of Series D Stock in connection with a conversion. A U.S. holder that receives cash in lieu of a fractional share of common stock as part of the conversion will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. holder’s tax basis in the fractional share. Any gain or loss recognized will generally be subject to U.S. federal income tax in the same manner as discussed above under “— Consequences to U.S. Holders — Sale or Other Disposition.”

Information Reporting and Backup Withholding

Certain U.S. holders may be subject to backup withholding (currently at a 28% rate) with respect to the payment of dividends on offered securities and to certain payments of proceeds on the sale of offered securities unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Consequences to Non-U.S. Holders

Distributions

The rules described above under “— Consequences to U.S. Holders — Distributions” generally apply to determine the extent to which distributions made with respect to offered securities are classified as dividends, basis recovery, or gain or loss from the sale or exchange of offered securities for U.S. federal income tax purposes.

In general, dividends paid by us to a non-U.S. holder will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty, unless the dividends are (i) effectively connected with a trade or business carried on by the non-U.S. holder within the United States and (ii) if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder.

Dividends received by a non-U.S. holder that are effectively connected with the holder’s U.S. trade or business or, if a treaty applies, attributable to a permanent establishment maintained by the holder in the United States, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and will not be subject to U.S. withholding tax if certain certification requirements are satisfied. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.

To claim exemption from or reduction in the 30% withholding tax rate, a non-U.S. holder must provide us or our agent, prior to the payment of the dividends, with a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income), IRS Form W-8BEN (in the case of a treaty) or other form that the IRS designates, as applicable. These forms must be periodically updated. In certain circumstances, a non-U.S. holder who is claiming the benefits of an applicable tax treaty may be required to obtain and provide a U.S. taxpayer identification number or certain documentary evidence issued by foreign governmental authorities to prove such non-U.S. holder’s residence in that country. Also, current Treasury Regulations provide special procedures for payments of dividends through qualified intermediaries.

The Treasury Regulations provide that a distributing corporation that determined at the end of a taxable year in which a distribution is made that it underwithheld on such distribution because, for example, at the time of the distribution it did not then have, nor expected to have for such taxable year, any earnings and profits but in fact did have earnings and profits for the taxable year, is liable for the amount underwithheld. Therefore, even in the absence of earnings and profits at the time of a distribution to the holders of offered securities, we may decide, in our sole discretion, to withhold on such distribution to satisfy our withholding tax obligations.

Sale or Other Disposition

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on income or gain realized on the sale or exchange of shares of offered securities unless:

•	the gain is effectively connected with a U.S. trade or business of the holder (or, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder), in which case such holder will be taxed in the same manner as a U.S. person, and if the holder is a corporation, such holder may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty;

•	the non-U.S. holder, in the case of a nonresident alien individual, is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met, in which case such holder will be subject to a 30% (or a lower rate as may be specified by an applicable income tax treaty) tax on the amount by which such holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the sale or disposition; or

•	we are, or have been within the five years preceding the holder’s disposition of the shares of the offered securities, a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes and (i) with respect to dispositions of our common stock, our common stock was not “regularly traded on an established securities market,” or (ii) the holder actually or constructively owns more than 5% of our common stock during the shorter of (A) the five-year period ending on the date of such disposition or (B) the period of time during which such holder held such shares. We believe that we have not been and are not currently a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not become a USRPHC.

The rules described above under “— Consequences to U.S. Holders — Redemption” generally apply to determine the extent to which a redemption of shares of the offered securities held by a non-U.S. holder is treated as a sale or exchange of such shares or a distribution made on such holder’s shares. In addition, the rules described above under “— Consequences to U.S. Holders — Conversion” generally apply to determine the tax consequences of a conversion of Series D Stock into common stock by a non-U.S. holder, except that the rules described above in “— Consequences to Non-U.S. Holders — Sale or Other Disposition” apply to determine the U.S. federal income tax effects of any gain realized by a non-U.S. holder from the receipt of cash in lieu of fractional shares of common stock.

Federal Estate Tax

Individuals, or an entity the property of which is includable in an individual’s gross estate for U.S. federal estate tax purposes, should note that offered securities held at the time of such individual’s death will be included in such individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Non-U.S. holders may be subject to information reporting and backup withholding (currently at a 28% rate) with respect to any dividends on, and the proceeds from dispositions of, offered securities paid to them unless such non-U.S. holders comply with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establish an exemption. In addition, the amount of any dividends paid to a non-U.S. holder and the amount of tax, if any, withheld from such payment generally must be reported annually to such holder and the IRS. The IRS may make such information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which such holder resides. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Recent Legislation

In addition to withholding taxes discussed above, recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on, and the gross proceeds of dispositions of, U.S. common stock unless various U.S. information reporting and due diligence requirements generally relating to U.S. owners of, and account holders with, those entities have been satisfied. These new requirements are different from, and in addition to, the reporting procedures described above under “— Consequences to Non-U.S. Holders — Information Reporting and Backup Withholding.” Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in offered securities.

THE DISCUSSIONS OF U.S. FEDERAL INCOME TAX CONSEQUENCES HEREIN (A) ARE NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER, AND (B) WERE WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS AND

MATTERS DISCUSSED IN THIS DISCLOSURE. ALL TAXPAYERS SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR BASED ON THEIR OWN PARTICULAR CIRCUMSTANCES.

SELLING STOCKHOLDERS

On March 25, 2008, we issued 495,000 shares of B Stock and 272,500 shares of B-1 Stock in a private offering to THL and Goldman Sachs, the selling stockholders. On March 7, 2011, we entered into the Recapitalization Agreement with the selling stockholders, pursuant to which (i) THL will convert all 495,000 shares of B Stock into 286,438,367 shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock, assuming the Proposed Recapitalization occurs before June 24, 2011, (ii) Goldman Sachs will convert all 272,500 shares of B-1 Stock into 157,686 shares of Series D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock, assuming the Proposed Recapitalization occurs before June 24, 2011, (iii) THL will receive approximately 28.2 million additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs will receive approximately 15,504 additional shares of Series D Stock (equivalent to approximately 15.5 million shares of our common stock) and $77.5 million in cash. The Proposed Recapitalization has been approved unanimously by our board of directors following the recommendation of a special committee of the board of directors comprised of independent and disinterested members of our board of directors, but remains subject to various conditions contained in the Recapitalization Agreement, including the approval of the Proposed Recapitalization by the affirmative vote of a majority of the outstanding shares of our common stock and B Stock (on an as-converted basis), voting together as a single class, present in person or by proxy at the Special Meeting and the affirmative vote of a majority of the outstanding shares of our common stock only (not including shares held by THL or Goldman Sachs or any of our executive officers or directors) and our receipt of sufficient financing to consummate the Proposed Recapitalization. We are registering the securities offered by this prospectus on the selling stockholders’ behalf.

The selling stockholders had an initial equity interest of approximately 79%. As of April 11, 2011, due to the accrual of dividends, the selling stockholders had an equity interest of approximately 84.2%.

Table 1 below sets forth (a) the number of shares of the B Stock beneficially owned by THL as of April 11, 2011, (b) the number of shares of our common stock issuable upon conversion of the shares of the B Stock beneficially owned by THL as of April 11, 2011, based on the conversion rate as of such date, any or all of which may be offered pursuant to this prospectus, and (c) the number of shares of our common stock beneficially owned by THL, assuming the Proposed Recapitalization occurs before June 24, 2011, any or all of which may be offered pursuant to this prospectus. The number listed in Table 1 as the number of shares of our common stock issuable upon conversion of the shares of the B Stock beneficially owned by THL as of April 11, 2011 does not include additional shares of our common stock that may be issued in the future due to the accrual of dividends, which shares may also be resold pursuant to this prospectus. Also, that number may increase or decrease because the number of shares of our common stock into which the B Stock is convertible is subject to adjustment under certain circumstances.

Table 2 below sets forth (a) the number of shares of the B-1 Stock beneficially owned by Goldman Sachs as of April 11, 2011, (b) the number of shares of the Series D Stock that will be beneficially owned by Goldman Sachs, assuming the Proposed Recapitalization occurs before June 24, 2011, any or all of which may be offered pursuant to this prospectus, (c) the number of shares of our common stock issuable upon conversion of the shares of the B-1 Stock beneficially owned by Goldman Sachs as of April 11, 2011 into Series D Stock and the subsequent conversion of such Series D Stock into our common stock, based on the conversion rates as of April 11, 2011, any or all of which may be offered pursuant to this prospectus, and (d) the number of shares of our common stock issuable upon conversion of the shares of the Series D Stock that will be beneficially owned by Goldman Sachs, assuming the Proposed Recapitalization occurs before June 24, 2011, any or all of which may be offered pursuant to this prospectus. The number listed in Table 2 as the number of shares of our common stock issuable upon conversion of the shares of the B-1 Stock beneficially owned by Goldman Sachs as of April 11, 2011 into Series D Stock and the subsequent conversion of such Series D

Stock into our common stock does not include additional shares of our common stock that may be issued in the future due to the accrual of dividends, which shares may also be resold pursuant to this prospectus. Also, that number and the number listed in Table 2 as the number of shares of our common stock issuable upon conversion of the shares of the Series D Stock that will be beneficially owned by Goldman Sachs assuming the Proposed Recapitalization occurs before June 24, 2011 may increase or decrease because the number of shares of the Series D Stock into which the B-1 Stock is convertible and the number of shares of our common stock into which the Series D Stock is convertible are subject to adjustment under certain circumstances.

The information set forth below is based on information provided by, or on behalf of, the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time. The selling stockholders may from time to time offer and sell any or all of the offered securities under this prospectus. Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales. In addition, since the date on which the selling stockholders provided this information to us, such selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

Table 1

	B Stock			Common Stock
				Proposed Recapitalization
				Does Not Occur (Issuable upon			Proposed Recapitalization
				Conversion of the B Stock)			Occurs Before June 24, 2011
		Number of			Number of			Number of
		Shares	Percent of	Number of	Shares	Percent of	Number of	Shares	Percent of
		Owned	Shares	Shares	Owned	Shares	Shares	Owned	Shares
	Number of	After	Beneficially	Beneficially	After	Beneficially	Beneficially	After	Beneficially
	Shares	Completion	Owned	Owned and	Completion	Owned	Owned and	Completion	Owned
	Beneficially	of the	After the	Offered	of the	After the	Offered	of the	After the
Name of Selling Stockholder	Owned(1)	Offering	Offering	Hereby(1)	Offering	Offering	Hereby(1)	Offering	Offering

Thomas H. Lee Equity Fund VI, L.P.(2)(3)(4)	267,106.40			155,462,091			169,761,620
Thomas H. Lee Parallel Fund VI, L.P.(2)(3)	180,870.24			105,270,657			114,953,537
Thomas H. Lee Parallel (DT) Fund VI, L.P.(2)(3)	31,594.40			18,388,670			20,080,075
Putnam Investments Employees’ Securities Company III LLC(5)(6)	1,362.73			793,139			866,092
Great-West Investors, L.P.(5)(7)	1,363.26			793,447			866,429
THL Equity Fund VI Investors (MoneyGram), LLC(2)(3)	1,000.00			582,023			635,558
THL Operating Partners, L.P.(2)(3)	940.00			547,102			597,425
THL Coinvestment Partners, L.P.(2)(3)	762.98			444,071			484,916
SPCP Group, LLC(3)(8)	10,000.00			5,820,231			6,355,581

(1)	The shares set forth across from each respective stockholder are (or, in the case of the Common Stock, would be, if such stock was currently outstanding) owned directly and of record by such stockholder. Unless otherwise indicated, the selling stockholders may offer any or all of the shares of Common Stock.

(2)	The address is 100 Federal Street, Boston, MA 02110.

(3)	Principally engaged in the business of investing in securities.

(4)	In addition to the stock owned directly and of record by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Equity Fund VI, L.P. may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 10,000 shares of B Stock and a corresponding number of shares of Common Stock; Thomas H. Lee Equity Fund VI, L.P. disclaims beneficial ownership of such shares.

(5)	Principally engaged in the business of investment management.

(6)	The address is One Post Office Square, Boston, MA 02109.

(7)	The address is 8515 East Orchard Road, Greenwood Village, CO 80111. In addition to the stock owned directly and of record by Great-West Investors, L.P., Great-West Investors, L.P. may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 1,362.73 shares of B Stock and a corresponding number of shares of Common Stock; Great-West Investors, L.P. disclaims beneficial ownership of such shares.

(8)	The address is Two Greenwich Plaza, First Floor, Greenwich, CT 06830.

Table 2

Common Stock
Proposed Recapitalization
								Does Not Occur (Issuable upon				Proposed Recapitalization
	B-1 Stock				Series D Stock			Conversion of the B-1 Stock into				Occurs Before June 24, 2011
					Proposed Recapitalization			Series D Stock and the Subsequent				(Issuable upon Conversion
					Occurs Before June 24, 2011			Conversion of the Series D Stock)				of the Series D Stock)
			Number of			Number of				Number of			Number of
			Shares	Percent of	Number of	Shares	Percent of	Number of		Shares	Percent of	Number of	Shares	Percent of
			Owned	Shares	Shares	Owned	Shares	Shares		Owned	Shares	Shares	Owned	Shares
	Number of		After	Beneficially	Beneficially	After	Beneficially	Beneficially		After	Beneficially	Beneficially	After	Beneficially
	Shares		Completion	Owned	Owned and	Completion	Owned	Owned and		Completion	Owned	Owned and	Completion	Owned
	Beneficially		of the	After the	Offered	of the	After the	Offered		of the	After the	Offered	of the	After the
Name of Selling Stockholder	Owned		Offering	Offering	Hereby(1)	Offering	Offering	Hereby(1)		Offering	Offering	Hereby(1)	Offering	Offering

The Goldman Sachs Group, Inc.(2)(3)	272,500	(4)			173,190			158,601,293	(4)			173,189,568

(1)	Unless otherwise indicated, the selling stockholders may offer any or all of the shares of Series D Stock or Common Stock.

(2)	The address of The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

(3)	Encompasses the following: The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co., GSCP VI Advisors, L.L.C. (“GSCP Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP Offshore Advisors”), GS Advisors VI, L.L.C. (“GS Advisors”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), GS Mezzanine Partners V Onshore Fund, L.L.C. (“GS Mezzanine Onshore GP”), GS Mezzanine Partners V Institutional Fund, L.L.C. (“GS Mezzanine Institutional GP”), GS Mezzanine Partners V Offshore Fund, L.L.C. (“GS Mezzanine Offshore GP”), GS Mezzanine Partners V Onshore Fund, L.L.C. (“GS Mezzanine Onshore GP”), GS Mezzanine Partners V Institutional Fund, L.L.C. (“GS Mezzanine Institutional GP”), GS Mezzanine Partners V Offshore Fund, L.L.C. (“GS Mezzanine Offshore GP”), GS Mezzanine Partners V Onshore Fund, L.P. (“GS Mezzanine Onshore”), GS Mezzanine Partners V Institutional Fund, L.P. (“GS Mezzanine Institutional”), GS Mezzanine Partners V Offshore Fund, L.P. (“GS Mezzanine Offshore”), GSMP V Onshore US, Ltd. (“GSMP Onshore”), GSMP V Institutional US, Ltd. (“GSMP Institutional”), and GSMP V Offshore US, Ltd. (“GSMP Offshore” and, together with the foregoing entities, the “Goldman Entities”).

GS Group is a Delaware corporation and bank holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading global investment banking securities and investment management firm. Goldman, Sachs & Co., a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange and other national exchanges. Goldman, Sachs & Co. also serves as the manager for GSCP Advisors, GSCP Offshore Advisors, GS Advisors, GS Mezzanine Onshore GP, GS Mezzanine Institutional GP and GS Mezzanine Offshore GP and the investment manager for GS Capital, GS Offshore, GS Germany and GS Parallel. Goldman, Sachs & Co. is wholly-owned, directly and indirectly, by GS Group. GSCP Advisors, a Delaware limited liability company, is the sole general partner of GS Capital. GSCP Offshore Advisors, a Delaware limited liability company, is the sole general partner of GS Offshore. GS Advisors, a Delaware limited liability company, is the sole general partner of GS Parallel. GS GmbH, a German company with limited liability, is the sole general partner of GS Germany. Each of GS Capital, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, GS Germany, a

German limited partnership, and GS Parallel, a Delaware limited partnership, was formed for the purpose of investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component. GS Mezzanine Onshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Onshore. GS Mezzanine Institutional GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Institutional. GS Mezzanine Offshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Offshore. GS Mezzanine Onshore, a Delaware limited partnership, is the sole shareholder of GSMP Onshore. GS Mezzanine Institutional, a Delaware limited partnership, is the sole shareholder of GSMP Institutional. GS Mezzanine Offshore, a Delaware limited partnership, is the sole shareholder of GSMP Offshore. Each of GSMP Onshore, GSMP Institutional, and GSMP Offshore, an exempted company incorporated in the Cayman Islands with limited liability, was formed for the purpose of investing in fixed income securities, equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments.

(4)	GS Group has shared voting power over 158,669,146 shares of common stock and shared dispositive power over 158,669,146 shares of common stock (and 272,500.00 shares of the B-1 Stock); Goldman, Sachs & Co. has shared voting power over 154,302,594 shares of common stock and shared dispositive power over 154,302,594 shares of common stock (and 265,000.00 shares of the B-1 Stock); GSCP Advisors has shared voting power over 57,614,994 shares of common stock and shared dispositive power over 57,614,994 shares of common stock (and 98,959.63 shares of the B-1 Stock); GSCP Offshore Advisors has shared voting power over 47,922,124 shares of common stock and shared dispositive power over 47,922,124 shares of common stock (and 82,311.14 shares of the B-1 Stock); GS Advisors has shared voting power over 15,843,141 shares of common stock and shared dispositive power over 15,843,141 shares of common stock (and 27,212.21 shares of the B-1 Stock); GS GmbH has shared voting power over 2,047,637 shares of common stock and shared dispositive power over 2,047,637 shares of common stock (and 3,517.03 shares of the B-1 Stock); GS Capital has shared voting power over 57,614,994 shares of common stock and shared dispositive power over 57,614,994 shares of common stock (and 98,959.63 shares of the B-1 Stock); GS Offshore has shared voting power over 47,922,124 shares of common stock and shared dispositive power over 47,922,124 shares of common stock (and 82,311.14 shares of the B-1 Stock); GS Germany has shared voting power over 2,047,637 shares of common stock and shared dispositive power over 2,047,637 shares of common stock (and 3,517.03 shares of the B-1 Stock); GS Parallel has shared voting power over 15,843,141 shares of common stock and shared dispositive power over 15,843,141 shares of common stock (and 27,212.21 shares of the B-1 Stock); GS Mezzanine Offshore GP has shared voting power over 17,793,733 shares of common stock and shared dispositive power over 17,793,733 shares of common stock (and 30,562.55 shares of the B-1 Stock); GS Mezzanine Institutional GP has shared voting power over 1,154,502 shares of common stock and shared dispositive power over 1,154,502 shares of common stock (and 1,982.98 shares of the B-1 Stock); GS Mezzanine Onshore GP has shared voting power over 11,908,738 shares of common stock and shared dispositive power over 11,908,738 shares of common stock (and 20,454.47 shares of the B-1 Stock); GS Mezzanine Offshore has shared voting power over 17,793,733 shares of common stock and shared dispositive power over 17,793,733 shares of common stock (and 30,562.55 shares of the B-1 Stock); GS Mezzanine Institutional has shared voting power over 1,154,502 shares of common stock and shared dispositive power over 1,154,502 shares of common stock (and 1,982.98 shares of the B-1 Stock); GS Mezzanine Onshore has shared voting power over 11,908,738 shares of common stock and shared dispositive power over 11,908,738 shares of common stock (and 20,454.47 shares of the B-1 Stock); GSMP Offshore has shared voting power over 17,793,733 shares of common stock and shared dispositive power over 17,793,733 shares of common stock (and 30,562.55 shares of the B-1 Stock); GSMP Institutional has shared voting power over 1,154,502 shares of common stock and shared dispositive power over 1,154,502 shares of common stock (and 1,982.98 shares of the B-1 Stock); and GSMP Onshore has shared voting power over 11,908,738 shares of common stock and shared dispositive power over 11,908,738 shares of common stock (and 20,454.47 shares of the B-1 Stock). Together with Thomas H. Lee Advisors, LLC; THL Equity Advisors VI, LLC; Thomas H. Lee Equity Fund VI, L.P.; Thomas H. Lee Parallel Fund VI, L.P.; Thomas H. Lee Parallel (DT) Fund VI, L.P.; THL Equity Fund VI Investors (MoneyGram), LLC; THL Coinvestment Partners, L.P.; THL Operating Partners, L.P.; Putnam Investments Holdings, LLC; Great-West Investors L.P.

and Putnam Investments Employees’ Securities Company III LLC and SPCP Group, LLC, the Goldman Entities may be deemed to beneficially own 446,752,854 shares of common stock issuable upon the conversion of all of the Series B Stock. The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities. Additionally, Goldman, Sachs & Co. or another broker dealer subsidiary of GS Group may, from time to time, hold shares of common stock acquired in ordinary course trading activities.

The B-1 Stock held by the Goldman Entities and their affiliates is non-voting, except for the rights of Goldman Sachs to vote on specific actions set forth in the Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock.

PLAN OF DISTRIBUTION

The offered securities are being registered to permit the selling stockholders the ability to offer and sell the offered securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the selling stockholders of the offered securities. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. If the securities are sold through underwriters or broker-dealers, we will not be responsible for underwriting discounts or commissions or agents’ commissions.

The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices that are other than prevailing market prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable securities laws;

•	through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	directly to one or more purchasers;

•	in other ways not involving market makers or established trading markets;

•	by pledge to secure debts and other obligations;

•	through agents; or

•	in any combination of the above or by any other legally available means.

The selling stockholders may offer the offered securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our offered securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the offered securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of offered securities, underwriters may receive compensation from the selling stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

If the selling stockholders use an underwriter or underwriters to effectuate the sale of the offered securities, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of the offered securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholders may also sell shares of the offered securities from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholders may sell shares of the offered securities directly to purchasers. In this case, they may not engage underwriters or agents in the offer and sale of such shares.

The selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the securities to close out such short positions, or loan or pledge the securities that in turn may sell such securities. The selling stockholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling stockholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale by the selling stockholders of the offered securities. Any selling stockholder may decide to sell all or a portion of the securities offered by it pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling stockholders may transfer sell, transfer or devise the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of the offered securities to its members, partners or stockholders. In such event we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the offered securities acquired in the distribution. A selling stockholder who is an individual may make gifts of shares of the offered securities covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the offered securities may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of securities by the selling shareholder and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling stockholders. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities arising under the Securities Act. The selling stockholders will indemnify us against certain losses, claims, damages and liabilities, including liabilities arising under the Securities Act. In the event that indemnification is not available, an indemnified party will be entitled to contribution from the indemnifying party in connection with such losses, claims, damages and liabilities.

We and the selling stockholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of the offered securities may be entitled to indemnification by us and/or the selling stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the offered securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Our common stock is listed on the New York Stock Exchange under the symbol “MGI.”

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.